EXECUTION VERSION

INTEREST PURCHASE AGREEMENT
by and among
RIDGEWOOD ELECTRIC POWER TRUST I,
RIDGEWOOD OLINDA, LLC,
RIDGEWOOD ELECTRIC POWER TRUST III,
RIDGEWOOD ELECTRIC POWER TRUST IV,
RIDGEWOOD POWER B FUND/PROVIDENCE EXPANSION,
RIDGEWOOD RENEWABLE POWER, LLC, solely in its capacity as Sellers’ Representative,
BREA PARENT 2007, LLC, solely with respect to Section 8.8,
RHODE ISLAND LFG GENCO, LLC, solely with respect to Section 8.8,
RIDGEWOOD RENEWABLE POWER, LLC, solely with respect to Section 8.8,
RIDGEWOOD POWER MANAGEMENT LLC, solely with respect to Section 8.8,
and
MIP II BIOPOWER LLC
as of July 26, 2010

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ANNEXES*
Annex 1	Sellers’ Membership Interests in RILG
Annex 2	Specific line items to be included in the Current Assets of the Olinda Companies and the Providence Companies
Annex 3	Specific line items to be included in the Current Liabilities of the Olinda Companies and the Providence Companies
Annex 4	A description of the Olinda Expansion
Annex 5	A description of the Olinda Project
Annex 6	A description of the Providence Expansion
Annex 7	A description of the Providence Project
Annex 8	Olinda Companies and Providence Companies Interim Period Capital and Maintenance Expenditures Budget
Annex 9	Olinda Expansion Interim Period Budget
Annex 10	Providence Expansion Interim Period Budget
Annex 11	Notices
*The Registrant hereby agrees to furnish supplementally a copy of any omitted Annexes to the Commission upon request.

EXHIBITS**
Exhibit A	Employee Transfer Agreement
Exhibit B	Employment Agreement with Randall D. Holmes
Exhibit C	Employment Agreement with Douglas R. Wilson
Exhibit D	Employment Agreement with Stephen D. Galowitz
Exhibit E	Transfer and Assignment Agreement
Exhibit F	Transition Services Agreement
Exhibit G	RIRRC Contract
**The Registrant hereby agrees to furnish supplementally a copy of any omitted Exhibits to the Commission upon request.

DISCLOSURE SCHEDULES***
Schedule 1.1	Agreed Accounting Principles
Schedule 3.3	Non-contravention — Sellers
Schedule 3.5(a)	Other Business of Olinda Companies
Schedule 3.5(b)	Other Business of Providence Companies
Schedule 4.1	Organization of the Olinda Companies
Schedule 4.3(a)	Olinda Real Property
Schedule 4.3(b)	Olinda Personal Property
Schedule 4.3(c)	Assets Used in Olinda Operating Business
Schedule 4.3(d)	Condition of Olinda Real and Personal Property
Schedule 4.4(a)	Noncontravention — Olinda Companies
Schedule 4.4(b)	Notices — Olinda Companies
Schedule 4.5(a)	Olinda Legal Compliance
Schedule 4.5(b)	Olinda Operating Business Permits
Schedule 4.5(c)	Olinda Expansion Permits
Schedule 4.5(d)	Olinda Violations of Laws or Permits
Schedule 4.6(a)	Olinda Project Contracts
Schedule 4.6(b)	Olinda Project Contracts
Schedule 4.7	Olinda Insurance
Schedule 4.8	Olinda Litigation
Schedule 4.9	Olinda Employees and Employee Benefits
Schedule 4.10	Olinda Environmental Matters

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Schedule 4.11	Olinda Condemnation
Schedule 4.12	Olinda Balance Sheet
Schedule 4.13	Olinda Liabilities
Schedule 4.14	Olinda Taxes
Schedule 4.15	Olinda Intellectual Property
Schedule 4.18	Olinda Absence of Certain Developments
Schedule 4.19	Olinda Bank Accounts
Schedule 5.1	Organization of the Providence Companies
Schedule 5.3(a)	Providence Real Property
Schedule 5.3(b)	Providence Personal Property
Schedule 5.3(c)	Assets Used in Providence Operating Business
Schedule 5.3(d)	Condition of Providence Real and Personal Property
Schedule 5.4(a)	Noncontravention — Providence Companies
Schedule 5.4(b)	Notices — Providence Companies
Schedule 5.5(a)	Providence Legal Compliance
Schedule 5.5(b)	Providence Operating Business Permits
Schedule 5.5(c)	Providence Expansion Permits
Schedule 5.5(d)	Providence Violations of Laws or Permits
Schedule 5.6(a)	Providence Project Contracts
Schedule 5.6(b)	Providence Project Contracts
Schedule 5.7	Providence Insurance
Schedule 5.8	Providence Litigation
Schedule 5.9	Providence Employees and Employee Benefits
Schedule 5.10	Providence Environmental Matters
Schedule 5.11	Providence Condemnation
Schedule 5.12	Providence Balance Sheet
Schedule 5.13	Providence Liabilities
Schedule 5.14	Providence Taxes
Schedule 5.15	Providence Intellectual Property
Schedule 5.18	Providence Absence of Certain Developments
Schedule 5.19	Providence Bank Accounts
Schedule 7.7(a)	Commitment Letters
Schedule 7.7(b)	Debt Term Sheet
Schedule 8.3(b)	Operation of Business
Schedule 10.1(c)	FERC Consents
Schedule 10.1(i)	Certain Other Conditions of Obligations of Buyer
Schedule 10.1(i)(f)	Draft EPC Contracts
Schedule 10.1(i)(g)	Maintenance Agreements
Schedule 10.2(d)	Sellers’ Consents
Schedule 12.2(a)	Trust I matters relating to Employee Transfer Agreement
Schedule 12.2(b)	Providence Sellers matters relating to Employee Transfer Agreement
***The Registrant hereby agrees to furnish supplementally a copy of any omitted Schedules to the Commission upon request.

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INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 26, 2010, by and among Ridgewood Electric Power Trust I, a Delaware statutory trust (“Trust I”), Ridgewood Olinda, LLC a Delaware limited liability company (“Ridgewood Olinda”), Ridgewood Electric Power Trust III, a Delaware statutory trust (“Trust III”), Ridgewood Electric Power Trust IV, a Delaware statutory trust (“Trust IV”), Ridgewood Power B Fund/Providence Expansion, a Delaware statutory trust (“B Fund”) Ridgewood Renewable Power, LLC, a New Jersey limited liability company (“RRP”), solely in its capacity as Sellers’ Representative, Brea Parent 2007, LLC, a Delaware limited liability company (“Brea Parent”), solely with respect to Section 8.8, Rhode Island LFG Genco, LLC, a Delaware limited liability company (“RILG”), solely with respect to Section 8.8, RRP, solely with respect to Section 8.8, Ridgewood Power Management LLC, a Delaware limited liability company (“RPMC”), solely with respect to Section 8.8, and MIP II Biopower LLC, a Delaware limited liability company (the “Buyer”). Trust I, Ridgewood Olinda, Trust III, Trust IV, and B Fund, are referred to collectively herein as the “Sellers,” and each, individually, as a “Seller.” The Buyer and the Sellers are each referred to collectively herein as the “Parties,” and each, individually, as a “Party.”

RECITALS

WHEREAS, Trust I owns all of the outstanding membership interests of Brea Parent, which, directly and indirectly through its subsidiaries, is engaged in the business of owning and operating the Olinda Project and is currently developing the Olinda Expansion;

WHEREAS, Ridgewood Olinda, Trust III, Trust IV and B Fund (collectively, the “Providence Sellers”) together own all of the outstanding membership interests of RILG, which, directly and indirectly through its subsidiaries, is engaged in the business of owning and operating the Providence Project and is currently developing the Providence Expansion;

WHEREAS, each of the Providence Sellers owns the percentage of outstanding membership interests of RILG set forth opposite such Providence Seller’s name on Annex 1 hereto;

WHEREAS, subject to the terms and conditions of this Agreement, (i) the Buyer desires to purchase from Trust I, and Trust I desires to sell to the Buyer, all of the Brea Parent Interests, and (ii) the Buyer desires to purchase from the Providence Sellers, and the Providence Sellers desire to sell to the Buyer, all of the RILG Interests; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Sellers to enter into this Agreement, Macquarie Infrastructure Partners II U.S. L.P and Macquarie Infrastructure Partners II International L.P. (the “Sponsors”) have entered into an Equity Commitment Letter (the “Equity Commitment Letter”) pursuant to which the Sponsors have, among other matters, and subject to the terms thereof, committed to provide equity financing to Buyer in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1  Definitions.

1.1  Certain Terms.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Accountants” is defined in Section 2.6(c).

“Acquired Operating Employees” is defined in the Employee Transfer Agreement.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one of its intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. For purposes of this Agreement, Sellers shall not be deemed to be Affiliates of Buyer or any of the Companies after the Closing.

“Agreed Accounting Principles” means, for any Company Group, GAAP (on a basis consistent with the methodologies, practices, and principles used in the preparation of the 2009 audited financial statements for such Company Group as of the date and for the periods set forth therein for such Company Group) with such deviations from GAAP and such other matters as are set forth on Section 1.1 of the Disclosure Schedules under the heading “Agreed Accounting Principles”.

“Agreement” is defined in the introductory paragraph.

“Allocation Schedule” is defined in Section 11.1(h).

“Alternative Transaction” is defined in Section 8.8(c).

“American Recovery and Reinvestment Act” means the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), as amended.

“Annexes” means the annexes to this Agreement.

“ARRA Grants” means grants made under the American Recovery and Reinvestment Act pursuant to Solicitation DE-FOA-0000044 (i) to BPII in the amount of Nine Million Nine Hundred Seventy Three Thousand Seventy Four Dollars ($9,973,074) for development of the Olinda Expansion, and (ii) to RILG in the amount of Fourteen Million Nine Hundred Seventy Three Thousand Seventy Three Dollars ($14,973,073) for development of the Providence Expansion.

“Assets” means, with respect to any Company, all of the properties and assets (real or personal, tangible or intangible) that are used or held for use by it, or reflected in the Olinda Balance Sheet or the Providence Balance Sheet, as applicable, or purchased or acquired by such Company since the Balance Sheet Date, but excluding properties and assets disposed of in the ordinary course of business since such date.

“B Fund” is defined in the introductory paragraph.

“Balance Sheet” means any of the Olinda Balance Sheet or the Providence Balance Sheet, and “Balance Sheets” means, collectively, the Olinda Balance Sheet and the Providence Balance Sheet.

“Balance Sheet Date” means April 30, 2010.

“Basis Point” means 1/100th of 1%.

“Brea Parent” is defined in the introductory paragraph.

“Brea Parent Interests” means the outstanding Equity Interests of Brea Parent.

“BPII” means Brea Power II, LLC, a Delaware limited liability company.

“BPP” means Brea Power Partners, L.P., a Delaware limited partnership.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in New York, New York.

“Buyer” is defined in the introductory paragraph.

“Buyer Expenses” is defined in Section 13.2(c).

“Buyer Olinda Closing Statement” is defined in Section 2.6(a).

“Buyer Providence Closing Statement” is defined in Section 2.6(a).

“Buyer Parties” means Buyer and its respective Affiliates (including, after the Closing, the Companies, but excluding Sellers and their Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns.

“CAISO” means the California Independent System Operator Corporation, or any successor entity.

“CERCLIS” is defined in Section 4.10(e).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Specified Assets” means, with respect to a Company Group, the assets applicable to such Company Group and described as such under items 1, 2, 3, 4, and 5 of Part II of the Agreed Accounting Principles.

“Closing Date Specified Liabilities” means, with respect to a Company Group, the liabilities applicable to such Company Group and described as such under items 2, 3, 5 and 6 of Part II of the Agreed Accounting Principles.

“Closing Date Swap Rate” means the Swap Rate determined as of the Closing Date, which shall be the Swap Rate for the actual swaps executed by Buyer (if any) on such date utilizing (i) the Periods set forth in Section 2.9 of the Disclosure Schedules (where “T” shall be the Closing Date) and (ii) the Notional Amounts set forth in Section 2.9 of the Disclosure Schedules. If no swap is executed by Buyer on such date or if the swaps executed by Buyer utilizes Periods or Notional Amounts that differ from the Periods or Notional Amounts set forth in Section 2.9 of the Disclosure Schedules, then such Swap Rate shall be requested from the five (5) Swap Dealers based on the Periods and Notional Amounts set forth in Section 2.9 of the Disclosure Schedules and will be the average of the Swap Rates provided by three of such Swap Dealers (after excluding the highest and lowest rates submitted by the five (5) Swap Dealers).

“CMEEC PPA” means that certain Power Purchase Agreement between RILG and Connecticut Municipal Electric Energy Cooperative, effective July 19, 2010.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means any of the Olinda Companies or the Providence Companies, and “Companies” means, collectively, the Olinda Companies and the Providence Companies.

“Company Group” means the Olinda Companies or the Providence Companies, as the case may be.

“Confidentiality Agreement” means the Confidentiality Agreement between the Buyer and Ewing Bemiss & Co., on behalf of RRP, as managing shareholder of the Trusts, dated December 22, 2009.

“Consent Solicitation” and “Consent Solicitations” are defined in Section 8.2(b).

“Consent Statement” and “Consent Statements” are defined in Section 8.2(b).

“Current Assets” means, with respect to any Company Group, as of the date of determination, the sum of the current assets of such Company Group as set forth on the applicable Balance Sheet, which current assets in the case of the Olinda Companies shall be the line items set forth on Annex 2, and in the case of the Providence Companies shall be the line items set forth on Annex 2, in each case as such terms are used and calculated in accordance with the Agreed Accounting Principles (and in each case including the Closing Date Specified Assets for the applicable Company Group).

“Current Liabilities” means, with respect to any Company Group, as of the date of determination, the sum of the current liabilities of such Person as set forth on the applicable Balance Sheet, which current liabilities in the case of the Olinda Companies shall be the line items set forth on Annex 3, and in the case of the Providence Companies shall be the line items set forth on Annex 3, in each case as such terms are used and calculated in accordance with the Agreed Accounting Principles (and in each case including the Closing Date Specified Liabilities for the applicable Company Group).

“DCO” means, with respect to the Olinda EPC Contract, DCO California, Inc., a New Jersey corporation (d/b/a DCal Inc.), and with respect to the Providence EPC Contract, DCO Energy, LLC, a New Jersey limited liability company.

“Debt Term Sheet” is defined in Section 7.7(b).

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Electronic Data Room” means the electronic data room established by the Sellers in connection with the transactions contemplated hereby.

“Emergency Situation” means, with respect to any of the Projects, any unplanned occurrence or condition that the Sellers conclude in good faith (after consultation with Buyer, if time permits) requires immediate action to prevent an immediate threat to health, safety, or material threat to the operational integrity of such Project, including, but not limited to, occurrences and conditions that are materially adverse to such Project’s status with respect to its Permits and the Environment.

“Employee Transfer Agreement” means the Employee Transfer Agreement of even date herewith in the form of Exhibit A, by and between RPMC, RRP, Ridgewood Energy Corporation, a Delaware corporation, and the Buyer.

“Employment Agreements” means the following, collectively:

(a) an agreement in the form of Exhibit B, by and between Randall D. Holmes and MIP II Greenpower LLC, a Delaware limited liability company;

(b) an agreement in the form of Exhibit C, by and between Douglas R. Wilson and MIP II Greenpower LLC, a Delaware limited liability company; and

(c) an agreement in the form of Exhibit D, by and between Stephen D. Galowitz and MIP II Greenpower LLC, a Delaware limited liability company.

“Environment” means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air and any plant or animal life.

“Environmental Claim” means a claim by any Person alleging a violation of Environmental Laws or an Environmental Liability, alleging loss of life, injury to persons, property or business or damage to natural resources.

“Environmental Laws” means all applicable Laws and any binding administrative or judicial interpretations thereof concerning: (i) the protection of the Environment; (ii) the conservation, management, development, control and/or use of land, natural resources and wildlife; or (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. § 1251 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq., and all analogous state statutes and regulations.

“Environmental Liabilities” means any Liability arising under Environmental Laws resulting from or in connection with: (i) any violation or alleged violation of, or non-compliance or alleged non-compliance with, Environmental Law with respect to the ownership, operation or use of the Projects; (ii) any claim by any Person caused or allegedly caused by the presence, exposure to, or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Projects; (iii) the investigation and/or Remediation of Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from the Projects; (iv) any claim by any Person arising from the off-site disposal, treatment, storage, transportation, discharge or Release of Hazardous Substances in connection with the ownership, operation or use of the Projects; and (v) the investigation and/or Remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged or Released in connection with the ownership, operation or use of the Projects, at any Offsite Disposal Facilities.

“EPC Contracts” means the Olinda EPC Contract and the Providence EPC Contract.

“Equity Commitment Letter” is defined in the Recitals.

“Equity Financing” is defined in Section 7.7.

“Equity Financing Commitment” is defined in Section 7.7.

“Equity Interests” means, any and all, (i) shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, or other equity securities, (ii) any and all warrants, Options or rights to purchase any of the foregoing set forth in clause (i) or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing set forth in clause (i), (iii) securities convertible into or exercisable or exchangeable for any securities set forth in clauses (i) or (ii), and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” means, with respect to a Company Group, an estimated consolidated balance sheet of such Company Group as of the Closing Date, prepared in accordance with the Agreed Accounting Principles, and identifying the Current Assets (including, the Closing Date Specified Assets) and the Current Liabilities (including, the Closing Date Specified Liabilities) of such Company Group.

“Estimated Olinda Closing Statement” is defined in Section 2.5(a).

“Estimated Olinda Purchase Price” is defined in Section 2.5(a).

“Estimated Providence Closing Statement” is defined in Section 2.5(a).

“Estimated Providence Purchase Price” is defined in Section 2.5(a).

“Exhibits” means the exhibits to this Agreement.

“Expansion” or “Expansions” means, individually or together, the Olinda Expansion and the Providence Expansion.

“Evolution Markets Fees” means fees payable to Evolution Markets on and after Closing in respect of the PPA arrangements. The portion of such fees due at Closing is reflected in item 5 (Other Matters Arising Prior to Closing) on Part II of Agreed Accounting Principles.

“Federal Power Act” or “FPA” means the Federal Power Act, as amended.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“Final Purchase Price” is defined in Section 2.6(d).

“Financing” is defined in Section 7.7.

“Financing Commitment” is defined in Section 7.7.

“Financing Delay Determination” is defined in Section 8.11(c).

“Financing Entities” is defined in Section 8.11(a).

“GAAP” means United States generally accepted accounting principles.

“Good Engineering Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the landfill gas electric generating industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Engineering Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the applicable region, recommended by a manufacturer or as required by any Governmental Authority or standards setting agency including but not limited to FERC, a System Operator, the North American Electric Reliability Corporation, and the Electric Reliability Organization.

“Governing Documents” means, with respect to any Person, the articles or certificate of incorporation, association, formation or limited partnership, any bylaws, limited liability company agreement, declaration of trust, or other similar organizational document of such Person, including any amendments or restatements thereto or thereof that are effective on the date of determination.

“Governmental Authority” means any federal, state, local, or foreign governmental, regulatory, judicial, or administrative authority, agency or commission (including FERC, the Federal Trade Commission and the United States Department of Justice).

“Hazardous Substance” means: (i) any petrochemical or petroleum products, oil, waste oil, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (ii) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance listed or regulated under applicable Environmental Laws; and (iii) any materials or substances defined in Environmental Laws as “hazardous,” “toxic,” “pollutant,” or “contaminant,” or words of similar import thereunder.

“Indebtedness” means, with respect to any Person, without duplication (and excluding the ARRA Grants, the Closing Date Specified Liabilities, and, with respect to a Company Group, any amounts reflected as a Current Liability on the Olinda Balance Sheet or the Providence Balance Sheet, as the case may be and taken into account in determining Working Capital for the applicable Company Group), all obligations of such Person: (i) for borrowed money or in respect of loans or advances, including all notes, advances, and other inter-company obligations (with respect to any of the Companies to Sellers or any of their Affiliates (other than the Companies)), (ii) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) arising from cash/book overdrafts, (v) arising from deferred compensation arrangements and all obligations under severance plans, bonus plans or similar arrangements payable as a result of (even if paid subsequent to) the consummation of the transactions contemplated hereby (including all associated withholding taxes and/or employer matching obligations), (vi) secured by a Lien, (vii) to pay the deferred purchase or acquisition price of assets of such Person or services, including deferred rent obligations (other than trade accounts payable (to the extent included in Working Capital) arising, accrued expenses incurred, for new materials, inventory, services and supplies incurred, in each case in the ordinary course of business which are not more than forty five (45) days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or if no invoice exists, then based on past custom and practice), (viii) under capital lease obligations, (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (x) to guarantee the obligations described in clauses (i) through (ix) of any other Person (including, trade accounts payable).

“Indemnitee” is defined in Section 12.4(a).

“Indemnitor” is defined in Section 12.4(a).

“Indemnity Holdback” is defined in Section 2.4.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and proprietary information, including trade secrets, unpatented inventions, data and know-how; and (e) all other recognized forms of intellectual property rights in any jurisdiction in the world. “Intellectual Property” shall not include any matters dedicated to the public and free for use by any person or entity.

“Interconnection Agreements” means the Olinda Expansion Interconnection Agreement and the Providence Expansion Interconnection Agreement.

“Interest Rate” means 3% per annum.

“Interests” means the Brea Parent Interests and the RILG Interests.

“Interim Period” means that period of time commencing on the date hereof and ending at the time of the Closing.

“Investment Tax Credit” means the energy tax credit available under Section 48(a) of the Code.

“ISO-NE” means ISO New England Inc., or any successor entity.

“Knowledge” means: (i) with respect to any of the Sellers or the Companies, the actual knowledge of each of Randall D. Holmes, Douglas R. Wilson, Stephen D. Galowitz, Kevin Hubanks, Jeff Strasberg or Frank DiPalma as the case may be, after making reasonable inquiry with respect to the particular matter in question (including inquiry of Tom West, an independent consultant for the Companies pursuant to that certain letter agreement, dated March 6, 2007, entered into by and between RPMC and West Engineering); and (ii) with respect to the Buyer, the actual knowledge of Paul Mitchener or James Cook, as the case may be, after making reasonable inquiry with respect to the particular matter in question.

“Law” means any federal, state, local or foreign law (including any common law), statute, ordinance, code, rule, requirement, regulation, order, judgment, or decree.

“Liability” or “Liabilities” means any liability or obligation (known or unknown, absolute, accrued, or contingent), including any liability for Taxes.

“Lien” means any lien, security interest, adverse claim, charge, or encumbrance of any kind.

“Losses” is defined in Section 12.2(d).

“Maintenance Agreements” means those contracts to which any Company is a party, or by which any Company is bound, relating to the service or maintenance of a Project.

“Market Rules and Procedures” means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings that are imposed by a power pool, System Operator, regional transmission organization or other similar entity applicable to the Projects and obligations associated therewith.

“Material Adverse Effect” means any fact, event, change, development, circumstance, or effect, individually or in the aggregate with other facts, events, changes, developments, circumstances, or effects, that (i) has had or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities, results of operations or prospects of (x) the Olinda Companies taken as a whole, or the Olinda Expansion, (y) the Providence Companies taken as a whole, or the Providence Expansion, or (z) the Companies, taken as a whole, or the Expansions taken as a whole; or (ii) materially impairs or delays (or would reasonably be expected to materially impair or delay) the ability of the Companies or the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Agreement or otherwise perform their respective obligations hereunder or thereunder; provided, that, for purpose of clause (i), any such fact, event, change, development, circumstance or effect resulting from or arising out of changes in (A) general economic conditions, (B) the landfill gas electric generation industry, or (C) general regulatory or political conditions affecting the landfill gas electric generation industry (other than in the cases of clauses (A), (B) and (C) any change in law that (x) adversely affects the availability of the Treasury Grant or ARRA Grants or (y) that renders either the Olinda Expansion PPA, the Providence Expansion PPA or the CMEEC PPA, terminable, which shall in the case of both clause (x) and (y) constitute a Material Adverse Effect), shall not constitute a Material Adverse Effect unless such fact, event, change, development, circumstance or effect has, or could reasonably be expected to have, a disproportionate affect on, as applicable, (1) the Olinda Companies taken as a whole, or the Olinda Expansion, as compared to other Persons operating in the landfill gas electric generation industry, (2) the Providence Companies taken as a whole, or the Providence Expansion, as compared to other Persons operating in the landfill gas electric generation industry, or (3) the Companies taken as a whole, or the Expansions taken as a whole, as compared to other Persons operating in the landfill gas electric generation industry.

“Material Project Document” means (i) the Olinda Expansion PPA, (ii) the Providence Expansion PPA, (iii) the CMEEC PPA, (iv) when executed, the Maintenance Agreements, (v) the EPC Contracts, (vi) the Third Amended & Restated Landfill Gas Rights & Production Facilities Agreement, dated as of April 22, 2008, by and among the County of Orange, BPP and Brea Power, (vii) the Amended and Restated Site Lease and Landfill Gas Delivery Agreement, dated as of November 17, 2008, between RIRRC and RILG, (viii) the Amended and Restated Landfill Gas Services Agreement, dated as of November 17, 2008, RGS, RIRRC and RILG, in each case as amended from time to time, and (ix) when executed, the Water and Sewer Agreements.

“Notice of Disagreement” is defined in Section 2.6(b).

“Offsite Disposal Facility” means, with respect to any Company, a location, other than a Project or a Site that receives or received Hazardous Substances for treatment, storage, and/or disposal by such Company.

“Olinda Balance Sheet” is defined in Section 4.12.

“Olinda Closing Date Specified Assets Payment” is defined in Section 2.1(b)(iii).

“Olinda Companies” means, collectively, Brea Parent and its subsidiaries.

“Olinda Company Interests” is defined in Section 4.2(a).

“Olinda Deductible” is defined in Section 12.2(c).

“Olinda EPC Contract” means the contract with DCO for the engineering, procurement, construction, commissioning, and site preparation/decommissioning of the Olinda Expansion.

“Olinda ERISA Affiliate” is defined in Section 4.9(c).

“Olinda Expansion” means the expansion of the Olinda Project, as described in Annex 4 hereto. For the avoidance of doubt, the term “Olinda Expansion” does not include the Olinda Project.

“Olinda Expansion Interconnection Agreement” means an agreement substantially in the form of SCE’s standard form interconnection agreement complying with the requirements of FERC governing the interconnection of the Olinda Expansion to the transmission system operated by the California ISO through SCE’s distribution system, or as otherwise approved by the Buyer in its reasonable discretion.

“Olinda Expansion PPA” means that certain Consolidated, Amended and Restated Purchase Agreement entered into by and among BPP, BPII and the City of Anaheim, California dated as of December 5, 2009, for the sale of energy and related products generated by the Olinda Project and Olinda Expansion.

“Olinda Expansion Water and Sewer Agreements” means agreements with the City of Brea for the interconnection with the City of Brea’s water and sewer systems and for the provision of water and sewer services, in each case, in connection with the Olinda Expansion.

“Olinda Indemnity Holdback” is defined in Section 2.4(a).

“Olinda Operating Business” means the business of operating the Olinda Project as configured on the date hereof, including the generation and sale of electricity, capacity, ancillary services, environmental attributes and other similar products within CAISO and engaging in contract negotiations and/or planning activities, in each case, as undertaken on the date hereof and relating to the Olinda Project. The term “Olinda Operating Business” does not mean or include the business activities involved in developing the Olinda Expansion.

“Olinda Operating Employee Plans” is defined in Section 4.9.

“Olinda Project” means the landfill-gas-fired electricity generating facility described in Annex 5 and located at the Olinda Alpha Landfill in Orange County, California. For the avoidance of doubt, the term “Olinda Project” does not include the Olinda Expansion.

“Olinda Project Contracts” is defined in Section 4.6.

“Olinda Purchase Price” is defined in Section 2.1(b)(i).

“Olinda Recommendation” is defined in Section 8.2(b).

“Olinda Specified Representations and Warranties” is defined in Section 12.2(c).

“Olinda Swap Rate Adjustment” means the product of (a) Thirty Three Thousand Dollars ($33,000) multiplied by (b) the Swap Rate Change.

“Olinda Working Capital Surplus” is defined in Section 2.1(b)(iii).

“Operating Employees” means, with respect to either the Olinda Project or the Providence Project, the employees of RPMC who are involved in the day-to-day physical or “hands-on” operation and maintenance of such Project and the supervisors of such employees who are employed by RPMC and on-site at such Project. The Operating Employees of the Olinda Project are set forth on Section 4.9(a) of the Disclosure Schedules, and the Operating Employees of the Providence Project are set forth on Section 5.9(a) of the Disclosure Schedules.

“Option” means, with respect to any Person, any security, right, subscription, warrant, option, phantom equity rights or other contract that gives the right to (i) purchase or otherwise receive or be issued any equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of the equity interests of such Person, including any rights to participate in the equity or income of such Person, the right to receive distributions or the right to participate in or direct the election of any directors or officers of such Person or the manner in which any equity interests of such Person are voted.

“Parent Company” means any of Brea Parent or RILG, and “Parent Companies” means, collectively, Brea Parent and RILG.

“Party” and “Parties” are defined in the introductory paragraph.

“Permits” means, with respect to any Project or Expansion (as applicable), all certificates, licenses, permits, registrations, consents, waivers, concessions, exemptions, orders, approvals, notices or other authorizations of any Governmental Authority pertaining to such Project or Expansion (as applicable) or to the ownership, operation or use thereof.

“Permitted Encumbrance” means any of the following: (i) Liens for Taxes or other charges or assessments by any Governmental Authority which are not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate reserves, if any are required, have been established on the applicable financial statements of such Person in accordance with GAAP consistently applied); (ii) Liens in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions, or any other conditions imposed by any Governmental Authority; (iii) Liens in favor of carriers, warehousemen, mechanics, and materialmen and other like liens; (iv) Liens or title imperfections with respect to any Project created by or resulting from any act or omission of the Buyer; (v) all exceptions (A) included in the title commitments set forth in Section 4.3(a) of the Disclosure Schedules in the case of the Olinda Companies, (B) included in the title commitments set forth in Section 5.3(a) of the Disclosure Schedules in the case of the Providence Companies, or (C) discoverable based on a review of the land records of the respective towns in which each Project is located on or prior to the Balance Sheet Date none of which materially detract from the operation or use of such property in the business of the Olinda Companies or the Providence Companies, as the case may be, as conducted on the date hereof or as contemplated by the Expansions; (vi) Liens arising from a purchase money security interest of a third party; (vii) matters set forth on a Disclosure Schedule, including but not limited to Section 4.3(a) and Section 5.3(a) of the Disclosure Schedules; and (viii) Liens arising temporarily in connection with work, or the cost of work, undertaken in connection with an Emergency Situation; and (ix) any other Liens which do not materially interfere with the current use of properties affected thereby or the Expansions.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” means any bonus, deferred compensation, incentive compensation, employment, change in control, retention, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, fringe benefit, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including without limitation any “employee pension benefit plan” and any “employee welfare benefit plan” as those terms are defined in Section 3 of ERISA, excluding the Employment Agreements.

“Post-Closing Tax Period Taxes” is defined in Section 11.1(b).

“Pre-Closing Tax Period” is defined in Section 11.1(a).

“Production Tax Credit” means the federal energy tax credit available under Section 45(a) of the Code.

“Project” or “Projects” means, individually or together, the Olinda Project and the Providence Project, in each case as such facility is configured on the date hereof.

“Providence Balance Sheet” is defined in Section 5.12.

“Providence Closing Date Specified Assets Payment” is defined in Section 2.1(b)(iii).

“Providence Companies” means, collectively, RILG and its subsidiaries.

“Providence Company Interests” is defined in Section 5.2(a).

“Providence Deductible” is defined in Section 12.2(c).

“Providence EPC Contract” means the contract with DCO for the engineering, procurement, construction, commissioning, and site preparation/decommissioning of the Providence Expansion.

“Providence ERISA Affiliate” is defined in Section 5.9(c).

“Providence Expansion” means the expansion of the Providence Project, as described in Annex 6 hereto. For the avoidance of doubt, the term “Providence Expansion” does not include the Providence Project.

“Providence Expansion Interconnection Agreement” means an agreement substantially in the form of ISO New England’s standard form interconnection agreement complying with the requirements of FERC governing the interconnection of the Providence Expansion to the transmission system operated by ISO New England, or as otherwise approved by Buyer in its reasonable discretion.

“Providence Expansion PPA” means the Power Purchase Agreement between The Narragansett Electric Company, d/b/a National Grid and RILG, dated May 21, 2010.

“Providence Expansion Water and Sewer Agreements” means an agreement with the Town of Johnson for the interconnection with its water and sewer system and for the provision of water service, and agreements with RIRRC and Narragensett Bay Commission for the interconnection with their sewer systems and for the provision of sewer service, in each case, in connection with the Providence Expansion.

“Providence Indemnity Holdback” is defined in Section 2.4(b).

“Providence Operating Business” means the business of operating the Providence Project as configured on the date hereof, including the generation and sale of electricity, capacity, ancillary services, environmental attributes and other similar products within ISO-NE and the State of Rhode Island, the operation of the related gas collection system, and engaging in contract negotiations and/or planning activities, in each case, as undertaken on the date hereof and relating to the Providence Project. The term “Providence Operating Business” does not mean or include the business activities involved in developing the Providence Expansion.

“Providence Operating Employee Plans” is defined in Section 5.9.

“Providence Project” means the landfill-gas-fired electricity generating facilities described in Annex 7 and located at the Central Landfill in Johnston, Rhode Island. For the avoidance of doubt, the term “Providence Project” does not include the Providence Expansion.

“Providence Project Contracts” is defined in Section 5.6.

“Providence Purchase Price” is defined in Section 2.1(b)(ii).

“Providence Recommendation” is defined in Section 8.2(b).

“Providence Sellers” is defined in the Recitals.

“Providence Specified Representations and Warranties” is defined in Section 12.2(c).

“Providence Swap Rate Adjustment” means the product of (a) Seventy Seven Thousand Dollars ($77,000) multiplied by (b) the Swap Rate Change.

“Providence Working Capital Surplus” is defined in Section 2.1(b)(iii).

“Purchase Price” is defined in Section 2.1(b)(ii).

“Qualified Plan” means any Olinda Operating Employee Plan or any Providence Operating Employee Plan (as applicable) that is intended to be a qualified plan pursuant to Code Section 401(a).

“Recommendations” is defined in Section 8.2(b).

“Reference Date Swap Rate” means 3.294%, which was calculated in the manner set forth on Section 2.9 of the Disclosure Schedules.

“Release” means any actual, threatened, or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment.

“Remediation” means any response, removal, excavation, treatment, mitigation, abatement, containment or similar action or measure required pursuant to Environmental Laws in connection with a

Release or threatened Release of Hazardous Substances, including all testing, sampling, site reconnaissance or similar analysis undertaken in connection with such action or measure.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, and advisors (including, without limitation, financial advisors, counsel, and accountants).

“Retention Amount” is defined in the Employee Transfer Agreement.

“RIDEM” means the Rhode Island Department of Environmental Management.

“RGS” means Ridgewood Gas Services LLC, a Delaware limited liability company.

“Ridgewood Olinda” is defined in the introductory paragraph.

“RILG” is defined in the introductory paragraph.

“RILG Interests” means the outstanding Equity Interests of RILG.

“RIRRC” means the Rhode Island Resource Recovery Corporation, a Rhode Island corporation.

“RIRRC Contract” means the Second Amendment to the Amended and Restated Site Lease and Landfill Gas Delivery Agreement and to the Schedule of Definitions, to be entered into by and among RILG, RGS and RIRRC.

“RPMC” is defined in the introductory paragraph.

“RRP” is defined in the introductory paragraph.

“SCE” means Southern California Edison Company, a California corporation, or any successor thereof.

“Schedule Update” is defined in Section 8.5.

“SEC” means the Securities and Exchange Commission.

“Securities Act” is defined in Section 9.9.

“Selling Expenses” means all of the fees and expenses incurred by any of the Companies in connection with the process of selling any of the Companies or the Olinda Project or the Providence Project (plus Expansions thereof) or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case to the extent such fees or expenses are obligations of the Companies and are not paid as of the Closing, including (i) all brokers’ or finders’ fees (but excluding the Evolution Markets Fees in an amount not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000)), (ii) all fees and expenses of Representatives of Sellers or the Companies, and (iii) any fees and expenses (including unpaid management fees) of any manager or agent of any of the Companies or any of the Sellers (including any trustee).

“Seller” and “Sellers” are defined in the introductory paragraph.

“Seller Indemnified Parties” is defined in Section 12.2(d).

“Sellers’ Representative” means RRP, with Jeffrey H. Strasberg designated as an authorized representative of RRP, acting on its behalf.

“Shareholder Approval” and “Shareholder Approvals” are defined in Section 3.2.

“Site” means, with respect to any Project, the real property and improvements forming a part of, or used or usable in connection with, such Project. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items “at a Site” shall include all items “at, on, in, upon, over, across, under, and within” such Site.

“Specified Energy Property” has the meaning ascribed to such term in Section 1603(d) of the American Recovery and Reinvestment Act.

“Sponsors” is defined in the Recitals.

“Straddle Period” is defined in Section 11.1(b).

“Superior Proposal” means a bona fide, unsolicited written Alternative Transaction which RRP, as the managing shareholder of the Trusts, determines in good faith, after consulting with and receiving advice from outside legal and financial advisors, (i) is reasonably likely to be consummated and (ii) that such Alternative Transaction, if consummated in accordance with its terms, would be more favorable from a financial point of view to the shareholders of the Trusts than the transactions provided for in this Agreement (including any adjustment to the terms and conditions of this Agreement proposed by Buyer in accordance with Section 8.8(b) in response to such Alternative Transaction), in each case with respect to clause (i) and (ii), taking into account all relevant factors including among other things, the terms and conditions of the Alternative Transaction, including any expense reimbursement provisions, and the likelihood that such Alternative Transaction will be consummated; provided, however, that to be considered a Superior Proposal such transaction (A) shall not be subject to a financial contingency, (B) the financing for such transaction must be fully committed or reasonably determined to be available, (C) such transaction must be capable of completion without undue delay in excess of the time period provided for Closing hereunder, and (D) must be the acquisition of 100% of the assets of the Companies or 100% of the Equity Interests of the Companies (which, in each case, shall include all of the Olinda Companies and all of the Providence Companies).

“Swap Dealers” means the five (5) financial institutions listed on Section 2.9 of the Disclosure Schedules. Should one or more of the Swap Dealers be unwilling or unable to provide a Swap Rate quote, the Buyer and the Sellers’ Representative will agree upon a replacement for such non-quoting Swap Dealers, such agreement not to be unreasonably withheld or delayed.

“Swap Rate” means as of a particular date, the fixed rate that may be obtained by the Swap Dealers under a zero cost interest rate swap and based on the applicable floating rate on a floating rate loan having the terms and using the term sheet forth in Section 2.9 of the Disclosure Schedules. For any date the Swap Rate shall be determined using base rate quotes for such rate provided by the five Swap Dealers without the inclusion of any credit margin.

“Swap Rate Change” means the positive or negative number of Basis Points obtained by subtracting the Closing Date Swap Rate from the Reference Date Swap Rate (Reference Date Swap Rate - Closing Date Swap Rate).

“System Operator” means the operator of a transmission system for electric power and related products and services, and the administrator of regional market settlement systems for electric power and related products and services as provided for under applicable Market Rules and Procedures.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or similar governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Audit” is defined in Section 11.1(e).

“Tax Returns” means any return, declaration, report, claim for refund, election, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 12.4(a).

“Termination Date” means December 31, 2010.

“Termination Fee” is defined in Section 13.2(c).

“Transaction Agreements” means this Agreement, the Employment Agreements, the Employee Transfer Agreement, the Transfer and Assignment Agreement and the Transition Services Agreement.

“Transfer and Assignment Agreement” means a Transfer and Assignment Agreement, substantially in the form attached as Exhibit E.

“Transfer Taxes” is defined in Section 11.1(f).

“Transition Services Agreement” means an agreement between RPMC or its Affiliates, and one or more of the Companies, substantially in the form attached as Exhibit F, pursuant to which RPMC or its Affiliates will provide certain transition services to the Companies after the Closing.

“Treasury Grant” means, with respect to Specified Energy Property, a cash grant in lieu of Production Tax Credits and Investment Tax Credits available under Section 1603 of the American Recovery and Reinvestment Act.

“Treasury Guidance” means “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” published by the U.S. Treasury Department, Office of the Fiscal Assistant Secretary, July 2009/Revised March 2010.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Code.

“Trust I” is defined in the introductory paragraph.

“Trust III” is defined in the introductory paragraph.

“Trust IV” is defined in the introductory paragraph.

“Trusts” means, individually or collectively, Trust I, Trust III, Trust IV, and B Fund.

“Water and Sewer Agreements” means the Olinda Expansion Water and Sewer Agreements and the Providence Expansion Water and Sewer Agreements.

“Working Capital” means, with respect to any Company Group, an amount (which may be positive or negative) equal to the Current Assets of such Company Group (including the Closing Date Specified Assets) minus the Current Liabilities of such Company Group (including the Closing Date Specified Liabilities).

1.2 Construction.  The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Annexes, and Exhibits are to Sections, Annexes, and Exhibits of this Agreement unless otherwise specified. All Exhibits, Annexes, and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex, or Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

2 Purchase and Sale of Interests.

2.1 Purchase and Sale of Interests; Consideration.

(a) Subject to the terms and conditions of this Agreement (including the satisfaction or waiver by the Sellers of the conditions precedent set forth in Section 10.2), at the Closing:

(i) in exchange for the Olinda Purchase Price, Trust I shall sell, assign, transfer, and convey to the Buyer, and the Buyer shall purchase from Trust I, all of the Brea Parent Interests (free and clear of all Liens on such Interests); and

(ii) in exchange for the Providence Purchase Price, the Providence Sellers shall sell, assign, transfer, and convey to the Buyer, and the Buyer shall purchase from the Providence Sellers, all of the RILG Interests (free and clear of all Liens on such Interests).

(b) Subject to the terms and conditions of this Agreement (including the satisfaction or waiver by the Buyer of the conditions precedent set forth in Section 10.1), at the Closing:

(i) Subject to Section 2.4, in consideration for the sale, assignment, transfer, and conveyance of the Brea Parent Interests, the Buyer shall pay to the Sellers’ Representative (for the benefit of Trust I and its shareholders), and the Sellers’ Representative (for the benefit of Trust I and its shareholders) shall accept from the Buyer, an aggregate amount equal to (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), plus (B) subject to Section 2.1(b)(iii), the Working Capital of the Olinda Companies (as of 12:01 a.m. on the Closing Date), which may be a negative amount, minus (C) the Indebtedness of the Olinda Companies as of the Closing, minus (D) the Selling Expenses of the Olinda Companies, minus (E) the Retention Amount that is payable by the Buyer under the Employee Transfer Agreement to Acquired Operating Employees of the Olinda Project (which includes any amounts payable to Kevin Hubanks pursuant to that certain letter dated May 15, 2008 entered into by and among RRP and Kevin Hubanks, and any amounts payable to such Operating Employees pursuant to that certain memo dated October 26, 2007 and titled “Growth of the Ridgewood Renewal Power Business,” and any associated deductions, withholding taxes (to the extent not already included in the Retention Amount) or projected employer matching obligations that may be required by applicable law), and plus (F) the Olinda Swap Rate Adjustment, which may be a negative amount (the “Olinda Purchase Price”);

(ii) Subject to Section 2.4, in consideration for the sale, assignment, transfer, and conveyance of the RILG Interests, the Buyer shall pay to the Sellers’ Representative (for the benefit of the Providence Sellers and their shareholders), and the Sellers’ Representative (for the benefit of the Providence Sellers and their shareholders) shall accept from the Buyer, an aggregate amount equal to (A) Seventeen Million Five Hundred Thousand Dollars ($17,500,000), plus (B) subject to Section 2.1(b)(iii), the Working Capital of the Providence Companies (as of 12:01 a.m. on the Closing Date), which may be a negative amount, minus (C) the Indebtedness of the Providence Companies as of the Closing, minus (D) the Selling Expenses of the Providence Companies, minus (E) the Retention Amount that is payable by the Buyer under the Employee Transfer Agreement to Acquired Operating Employees of the Providence Project (which includes any amounts payable to such Operating Employees pursuant to that certain memo dated October 26, 2007 and titled “Growth of the Ridgewood Renewal Power Business,” and any associated deductions, withholding taxes (to the extent not already included in the Retention Amount) or projected employer matching obligations that may be required by applicable law), and plus (F) the Providence Swap Rate Adjustment, which may be a negative amount (the “Providence Purchase Price” and, together with the Olinda Purchase Price, the “Purchase Price”); and

(iii) (A) If the Working Capital of the Olinda Companies (as of 12:01 a.m. on the Closing Date) as reflected in the Estimated Olinda Closing Statement is positive (an “Olinda Working Capital Surplus”) and the value of the Olinda Closing Date Specified Assets exceeds the value of the Olinda Closing Date Specified Liabilities, then at the Closing Buyer shall pay to the Sellers’ Representative (for the benefit of Trust I and its shareholders), and the Sellers’ Representative (for the benefit of Trust I and its shareholders) shall accept from the Buyer the amount representing the difference between (1) the Olinda Closing Date Specified Assets minus (2) the Olinda Closing Date Specified Liabilities (the “Olinda

Closing Date Specified Assets Payment”) (such payment not to exceed the Olinda Working Capital Surplus). If the Olinda Working Capital Surplus exceeds the Olinda Closing Date Specified Assets Payment, then Buyer will pay to the Sellers’ Representative (for the benefit of Trust I and its shareholders), and the Sellers’ Representative (for the benefit of Trust I and its shareholders) shall accept from the Buyer the amount representing such excess (as finally determined pursuant to Section 2.6 and at such time as contemplated by Section 2.7) (and such excess amount shall not be paid by Buyer at the Closing). (B) If the Working Capital of the of the Providence Companies (as of 12:01 a.m. on the Closing Date) as reflected in the Estimated Providence Closing Statement is positive (a ‘‘Providence Working Capital Surplus”) and the value of the Providence Closing Date Specified Assets exceeds the value of the Providence Closing Date Specified Liabilities, then at the Closing Buyer shall pay to the Sellers’ Representative (for the benefit of the Providence Sellers and their shareholders), and the Sellers’ Representative (for the benefit of the Providence Sellers and their shareholders) shall accept from the Buyer the amount representing the difference between (1) the Providence Closing Date Specified Assets minus (2) the Providence Closing Date Specified Liabilities (the “Providence Closing Date Specified Assets Payment”) (such payment not to exceed the Providence Working Capital Surplus). If the Providence Working Capital Surplus exceeds the Providence Closing Date Specified Assets Payment, then Buyer will pay to the Sellers’ Representative (for the benefit of Trust I and its shareholders), and the Sellers’ Representative (for the benefit of Trust I and its shareholders) shall accept from the Buyer the amount representing such excess (as finally determined pursuant to Section 2.6 and at such time as contemplated by Section 2.7) (and such excess amount shall not be paid by Buyer at the Closing).

2.2 Closing.  The closing of the purchase and sale of the Brea Parent Interests and the RILG Interests (the “Closing”) shall occur as soon as practicable following the date on which each of the conditions set forth in Section 10 has either been satisfied or waived by the Party for whose benefit such condition exists (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that Buyer (in its sole discretion) may elect to delay the Closing for up to twelve (12) Business Days following the date on which each of the conditions set forth in Section 10 has either been satisfied or waived for the purpose of permitting sufficient time for the Sponsors to call capital from their limited partners for the purpose of funding their equity contribution to Buyer pursuant to the terms of the Equity Commitment Letter, except that no such delay shall extend the Closing beyond the Termination Date. Notwithstanding any such election made by Buyer, all conditions to Closing set forth in Section 10 must remain satisfied during such time period and no such election made by Buyer shall be deemed a waiver of any condition set forth in Section 10. The Closing shall occur at the offices of McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, New York 10105-0106 (or such other place as agreed by the Parties). The date of Closing is hereinafter called the “Closing Date.”

2.3 Payment to Sellers’ Representative.

(a) No later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall notify the Buyer of the wire instructions for the account or accounts to which the Olinda Purchase Price shall be paid by the Buyer to the Sellers’ Representative (for the benefit of the shareholders of Trust I). The Sellers’ Representative shall be responsible for distributing the Olinda Purchase Price to Trust I, and Trust I hereby agrees that payment of the Olinda Purchase Price to the account or accounts notified by the Sellers’ Representative shall satisfy the requirement for payment thereof under this Agreement.

(b) No later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall notify the Buyer of the wire instructions for the account or accounts to which the Providence Purchase Price shall be paid by the Buyer to the Sellers’ Representative (for the benefit of the shareholders of the Providence Sellers). The Sellers’ Representative shall be responsible for distributing the Providence Purchase Price among the Providence Sellers, and each of the Providence Sellers hereby agrees that payment of the Providence Purchase Price to the account or accounts notified by the Sellers’ Representative shall satisfy the requirement for payment thereof under this Agreement.

2.4 Holdbacks.

(a) At the Closing, the Buyer shall withhold from the payment of the Olinda Purchase Price an amount equal to Two Million Dollars ($2,000,000) (the “Olinda Indemnity Holdback”).

(b) At the Closing, the Buyer shall withhold from the payment of the Providence Purchase Price an amount equal to Three Million Dollars ($3,000,000) (the “Providence Indemnity Holdback,” and together with the Olinda Indemnity Holdback, the “Indemnity Holdback”).

2.5 Sellers’ Calculation of Purchase Price.

(a) The Sellers’ Representative will prepare, or cause to be prepared, and delivered to the Buyer, at least ten (10) days prior to the Closing Date, a statement (the “Estimated Olinda Closing Statement”) setting forth its good faith estimates of the components of the Olinda Purchase Price (the amount of the Olinda Purchase Price calculated using such components is referred to herein as the “Estimated Olinda Purchase Price”), a statement (the “Estimated Providence Closing Statement”) setting forth its good faith estimate of the components of the Providence Purchase Price (the amount of the Providence Purchase Price calculated using such components is herein referred to as the “Estimated Providence Purchase Price”) and each of the Estimated Closing Balance Sheets from which such statements were derived. The Estimated Closing Balance Sheets, the Estimated Olinda Purchase Price and Estimated Providence Purchase Price will be prepared in accordance with the Agreed Accounting Principles.

(b) If the Buyer disagrees with any amounts set forth on the Estimated Olinda Closing Statement or the Estimated Providence Closing Statement, each delivered pursuant to Section 2.5(a), the Buyer may, within five (5) days after delivery of such statement, deliver a notice to the Sellers’ Representative disagreeing with such calculation and setting forth the Buyer’s calculation of such amounts and, in reasonable detail, the Buyer’s grounds for such disagreement. For the avoidance of doubt, Buyer shall not be deemed to have agreed with such statement if Buyer fails to deliver such notice within such time period.

(c) The Sellers’ Representative agrees to consider in good faith any comments delivered by the Buyer pursuant to Section 2.5(b). Within three (3) days after delivery of any notice by the Buyer pursuant to Section 2.5(b), the Sellers’ Representative will either (i) deliver written notice to the Buyer indicating that the Sellers’ Representative will not be making any changes to the Estimated Olinda Closing Statement and/or the Estimated Providence Closing Statement, as applicable, or (ii) deliver to the Buyer a revised Estimated Olinda Closing Statement and/or a revised Estimated Providence Closing Statement, as applicable.

(d) With respect to the Olinda Companies, the components used to calculate the Olinda Purchase Price on the Closing Date shall be: (i) as shown on the Estimated Olinda Closing Statement, if either no comments are delivered by the Buyer pursuant to Section 2.5(b), or the Sellers’ Representative has delivered a written notice to the Buyer pursuant to Section 2.5(c)(i); or (ii) as shown on the revised Estimated Olinda Closing Statement delivered by the Sellers’ Representative pursuant to Section 2.5(c)(ii). With respect to the Providence Companies, the components used to calculate the Providence Purchase Price on the Closing Date shall be: (i) as shown on the Estimated Providence Closing Statement, if either no comments are delivered by the Buyer pursuant to Section 2.5(b), or the Sellers’ Representative has delivered a written notice to the Buyer pursuant to Section 2.5(c)(i); or (ii) as shown on the revised Estimated Providence Closing Statement delivered by the Sellers’ Representative pursuant to Section 2.5(c)(ii).

2.6 Closing Statements.

(a) As promptly as practicable, but no later than sixty (60) days, after the Closing Date, the Buyer will cause to be prepared and delivered to the Sellers’ Representative statements setting forth the Buyer’s calculation of the components of the Olinda Purchase Price and the Providence Purchase Price, each as of the Closing (the “Buyer Olinda Closing Statement” and the ‘‘Buyer Providence Closing Statement,” respectively), and noting any changes from the Estimated Olinda Closing Statement or the Estimated Providence Closing Statement. Such statements will be prepared in accordance with the Agreed Accounting Principles.

(b) If the Sellers’ Representative disagrees with any amounts set forth on the Buyer Olinda Closing Statement or the Buyer Providence Closing Statement, each delivered pursuant to Section 2.6(a), the Sellers’ Representative may, within thirty (30) days after delivery of such statement, deliver a notice (the “Notice of

Disagreement”) to the Buyer disagreeing with such calculation and setting forth the Sellers’ Representative calculation of such amounts and in reasonable detail the Sellers’ Representative’s grounds for such disagreement. The Notice of Disagreement shall specify those items or amounts as to which the Sellers’ Representative disagrees, and the Sellers’ Representative shall be deemed to have agreed with (and the Accountants described in Section 2.6(c), if any, shall be deemed to be bound by) all other items and amounts contained in the Buyer Olinda Closing Statement and Buyer Providence Closing Statement, each delivered pursuant to Section 2.6(a).

(c) If a Notice of Disagreement shall be duly delivered pursuant to Section 2.6(b), the Buyer and the Sellers’ Representative shall, during the fifteen days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the Final Purchase Price of the applicable Company Group. Any written agreement by the Buyer and the Sellers’ Representative resolving any disputed items or amounts during such period or any mutually agreed extension thereof shall be final and binding upon the Parties. If, during such period, the Buyer and the Sellers’ Representative are unable to reach such agreement, they shall promptly thereafter cause KPMG LLP (the “Accountants”) to promptly review the definition of Purchase Price and any such disputed items or disputed amounts for the purpose of calculating the Final Purchase Price of the applicable Company Group. In making such calculation, the Accountants shall consider only those items or amounts in the Buyer Olinda Closing Statement and the Buyer Providence Closing Statement as to which the Sellers’ Representative has disagreed and shall resolve such disputes by applying the Agreed Accounting Principles. The Accountants shall deliver to the Buyer and the Sellers’ Representative, within thirty (30) days of their engagement, a report setting forth such calculation. Such report shall be final and binding upon the Parties. The cost of such review and report shall be allocated to and paid by the Buyer, on the one hand, and the Sellers’ Representative (for the benefit of the Sellers of the relevant Company Group or Company Groups), on the other hand, in the same proportion that the aggregate amount of the money at issue in such disputed items submitted to the Accountants that are unsuccessfully disputed by them (as finally determined by the Accountants) bears to the total amount of such disputed items, which proportionate allocation shall also be determined by the Accountants and be included in the Accountants’ report.

(d) With respect to the Olinda Companies and the Providence Companies, the “Final Purchase Price” of such Company Group shall be: (i) the Olinda Purchase Price or the Providence Purchase Price (as applicable) of such Company Group as calculated using the components identified in the Buyer Olinda Closing Statement or the Buyer Providence Closing Statement (as applicable) and delivered pursuant to Section 2.6(a), if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.6(b); or (ii) if such a Notice of Disagreement is delivered, the Olinda Purchase Price or the Providence Purchase Price (as applicable) of such Company Group (A) calculated using the components agreed by the Buyer and the Sellers’ Representative pursuant to Section 2.6(c) or (B) in the absence of such agreement, calculated using the components shown in the Accountant’s calculation delivered pursuant to Section 2.6(c).

(e) The Buyer and the Sellers agree that they will, and each agrees to cause its (and the Companies) accountants to, and after the Closing Date, the Buyer agrees to cause the Companies to, cooperate and assist in the preparation of the statements of the components of the Olinda Purchase Price and the Providence Purchase Price (as applicable) contemplated by this Section 2 and in the conduct of the reviews referred to in this Section 2.6, including making available to the extent necessary books, records, work papers, and personnel and granting the Sellers’ Representative and the Buyer (as applicable) and their respective Representatives access at reasonable times and places to all books, records, and employees of the Companies and RPMC reasonably requested by the Sellers’ Representative or the Buyer in connection therewith.

2.7 True-Up.

(a) Upon the determination of the Final Purchase Price of the applicable Company Group:

(i) If the amount of the Final Purchase Price for a Company Group is greater than the Estimated Olinda Purchase Price or the Estimated Providence Purchase Price (as applicable), the Buyer will pay to the Sellers’ Representative (for the benefit of the shareholders of Trust I or the Providence Sellers (as applicable)), the amount by which such Final Purchase Price is greater than the Estimated Olinda

Purchase Price or the Estimated Providence Purchase Price (as applicable). In determining any such amounts payable by Buyer pursuant to this Section 2.7(a)(i), such determination shall take into consideration the Olinda Specified Assets Payment and the Providence Specified Assets Payment paid by Buyer at Closing and the Providence Working Capital Surplus or Olinda Working Capital Surplus, if any, not paid by Buyer at Closing and contemplated to be paid at this time as set forth in Section 2.1(b)(iii). If a payment is required to be made by the Buyer to the Sellers’ Representative pursuant to this Section 2.7(a)(i), within twelve (12) Business Days after such determination, the Buyer shall pay such amount to the Sellers’ Representative (for the benefit of the shareholders of Trust I or the Providence Sellers (as applicable)) by wire transfer of immediately available funds in such manner as is notified to the Buyer by the Sellers’ Representative in writing no later than two (2) Business Days prior to the date of payment. Any payment made by the Buyer pursuant to this Section 2.7(a)(i) shall be made together with interest on such amount accruing at the Interest Rate from the Closing Date to, but excluding, the date of such payment.

(ii) If the amount of the Final Purchase Price for a Company Group is less than the Estimated Olinda Purchase Price or the Estimated Providence Purchase Price (as applicable), on the fifth (5th) Business Day after such determination, the Buyer may retain the amount by which such Final Purchase Price is less than the Estimated Olinda Purchase Price or the Estimated Providence Purchase Price (as applicable) for such Company Group, from the Olinda Indemnity Holdback or the Providence Indemnity Holdback (as applicable). In no event shall Trust I be required to make any payment pursuant to this Section 2.7(a)(ii) other than from the Olinda Indemnity Holdback. In no event shall the Providence Sellers be required to make any payment pursuant to this Section 2.7(a)(ii) other than from the Providence Indemnity Holdback. Any payment made by a Seller pursuant to this Section 2.7(a)(ii) shall be made together with interest on such amount accruing at the Interest Rate from the Closing Date to, but excluding, the date of such payment. In determining any such amounts payable to Buyer pursuant to this Section 2.7(a)(ii), such determination shall take into consideration the Olinda Specified Assets Payment and the Providence Specified Assets Payment paid by Buyer at Closing and the Providence Working Capital Surplus or Olinda Working Capital Surplus, if any, not paid by Buyer at Closing and contemplated to be paid by Buyer at this time as set forth in Section 2.1(b)(iii).

2.8 Repayment of Retention Amount.

(a) If, after the Closing Date, RPMC and/or RRP, based on information provided by the Buyer pursuant to Section 2.6(c) of the Employee Transfer Agreement, determine that all or some of the Retention Amount does not have to be paid to the Acquired Operating Employees, RPMC and/or RRP shall direct the Buyer to pay, and the Buyer shall pay, in accordance with such direction, to the Sellers’ Representative (for the benefit of the shareholders of Trust I or the Providence Sellers (as applicable)), any portion of the Retention Amount that is not paid by the Buyer pursuant to Section 2.6(a) of the Employee Transfer Agreement, including any amounts retained by the Buyer in connection with the payment of any deductions, withholding taxes or projected employer matching obligations that would have been required by applicable law with respect to such Retention Amount.

(b) If, after the Closing Date, RPMC and/or RRP, based on information provided by the Buyer pursuant to Section 2.6(c) of the Employee Transfer Agreement, determine that there are any excess employer matching contributions with respect to any payment of the Retention Amount to an Acquired Operating Employee as a result of such Acquired Operating Employee having exceeded the applicable unemployment tax or Social Security wage base at the time of such payment, RPMC and/or RRP shall direct the Buyer to pay, and the Buyer shall pay, in accordance with such direction, to the Sellers’ Representative (for the benefit of the shareholders of Trust I or the Providence Sellers (as applicable)), the amount of such.

(c) Any payment made by the Buyer pursuant to this Section 2.8 shall be made together with interest on such amount accruing at the Interest Rate from the Closing Date to, but excluding, the date of such payment.

2.9 Swap Rate Adjustment.  The Olinda Purchase Price and the Providence Purchase Price to be paid by the Buyer at the Closing shall be increased or decreased by a dollar amount equal to the Olinda Swap Rate Adjustment and the Providence Swap Rate Adjustment, respectively. If the Closing Date Swap Rate is greater than the Reference Date Swap Rate, the Olinda Purchase Price and the Providence Purchase Price shall each be reduced; provided, however, that the sum of any such Providence Purchase Price reduction and Olinda Purchase Price reduction shall not exceed Five Million Dollars ($5,000,000) in the aggregate. If the Closing Date Swap Rate is less than the Reference Date Swap Rate, the Olinda Purchase Price and the Providence Purchase Price shall each be increased; provided, however, that the sum of any such Providence Purchase price increase and Olinda Purchase Price increase shall not exceed Five Million Dollars ($5,000,000) in the aggregate. The Buyer shall calculate each of the Closing Date Swap Rate, the Olinda Swap Rate Adjustment and the Providence Swap Rate Adjustment in good faith. The Buyer shall provide to the Sellers’ Representative a statement setting forth in reasonable detail such calculations, including, without limitation, the quotes and supporting documentation provided by each Swap Dealer. Such statement shall be delivered to the Sellers’ Representative no later than noon Eastern Time on the Closing Date.

3 Representations and Warranties as to the Sellers.  Each Seller makes the representations and warranties set forth in Section 3.1 through Section 3.7 below to the Buyer, as of the date hereof and as of the Closing Date, in each case with respect to itself and not with respect to any other Seller.

3.1 Organization.  Such Seller is duly organized, validly existing, and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization.

3.2 Authorization of Transaction.  Such Seller has the power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder in accordance with the terms hereof and thereof. The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is a party and the performance of such Seller’s obligations hereunder and thereunder in accordance with the terms hereof and thereof have been duly authorized by all necessary action on the part of such Seller and no other corporate, trust or other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the affirmative vote of the holders of a majority of the outstanding Equity Interests of each Seller to adopt this Agreement (each a “Shareholder Approval” and together, the “Shareholder Approvals”). Such Seller has duly executed and delivered this Agreement and, as of the Closing Date, will have duly executed and delivered the other Transaction Agreements to which it is a party, and this Agreement constitutes, and each such Transaction Agreement when so executed and delivered will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors generally, and subject to general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity), in each case as now or hereafter in effect.

3.3 Noncontravention.  Subject to the satisfaction of the closing conditions set forth in Section 10 and the other terms and conditions hereof, and except as disclosed in Section 3.3 of the Disclosure Schedules, the execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is a party and the performance of such Seller’s obligations hereunder and thereunder shall not result in: (i) the violation of (A) any Law applicable to such Seller, (B) any material contract to which such Seller is bound or (C) the Governing Documents of such Seller, except for such violations that would not reasonably be expected to materially impair or delay such Seller’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or consummate the transactions contemplated hereby or thereby; or (ii) the imposition of any Lien upon any of the Interests owned by such Seller (other than Liens created by actions of the Buyer or any of its Affiliates).

3.4 Brokers’ Fees.  Each of RRP, Trust I, Trust III, Trust IV and B Fund is party to an agreement with Ewing Bemiss & Co. requiring the payment of fees in connection with the transactions contemplated by this Agreement for which the Buyer shall not be liable or obligated. The Sellers have no Liability or obligation to pay any fees or commissions to any other broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5 No Other Business Activities of the Companies.  Except as set forth on Schedule 3.5(a), the Olinda Companies have not engaged in any business or investment activities other than the Olinda Project as currently conducted and the Olinda Expansion as set forth on Annex 4.  Except as set forth on Schedule 3.5(b), the

Providence Companies have not engaged in any business or investment activities other than the Providence Project as currently conducted and the Providence Expansion as set forth on Annex 6.

3.6 Consent Statement.  No Consent Statement will (i) at the time of the mailing of such Consent Statement to the holders of Equity Interests of Trust I, Trust III, Trust IV, or B Fund, as applicable, or (ii) at the time of the expiration of the solicitation period for the applicable Consent Solicitation, including any extension(s) thereof, for such Seller, after giving effect to any amendments thereof or supplements to such Consent Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by any such Seller with respect to information supplied by or related to, or the sufficiency of disclosures related to, Buyer or its Affiliates to the extent such information was supplied by Buyer for purposes of inclusion in such Consent Solicitation. At the time the consent solicitation period expires for the Consent Solicitations for Trust III and Trust IV, the respective Consent Statements for such Consent Solicitations will comply as to form in all material respects with the requirements of the Exchange Act.

3.7 Investment Company Act.  No Seller is subject to the reporting requirements of the Investment Company Act of 1940 (including any requirement to file as an investment company thereunder).

4 Representations and Warranties of Trust I as to the Olinda Companies.  Trust I makes the representations and warranties set forth in Section 4.1 through Section 4.19 below to the Buyer, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period.

4.1 Organization of the Olinda Companies.  Each of the Olinda Companies and its respective jurisdiction of organization is identified in Section 4.1 of the Disclosure Schedules. Each of the Olinda Companies is: (i) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority (whether limited liability company, limited partnership, corporate, or otherwise) to carry on its business as currently conducted; and (iii) is duly qualified to do business in each jurisdiction in which the ownership, operation or leasing of its property or the conduct of its business as currently conducted requires it to be qualified, except, in the cases of clause (iii), where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Copies of the Governing Documents of the Olinda Companies, as amended and in effect on the date hereof and on the Closing Date, have been made available to the Buyer and are complete in all material respects.

4.2 Equity Interests.

(a) The authorized Equity Interests of Brea Parent consists of membership interests which are expressed as percentages. Trust I owns beneficially and of record and has good and valid title (free and clear of all Liens) to all of the Equity Interests of Brea Parent, and Brea Parent owns, directly or indirectly, all of the Equity Interests (free and clear of all Liens) of each of the Olinda Companies other than Brea Parent (together with the Brea Parent Interests, the “Olinda Company Interests”). The Olinda Company Interests constitute all of the issued and outstanding Equity Interests of the Olinda Companies as of the date hereof and are free and clear of all Liens, and the Olinda Company Interests will constitute all of the issued and outstanding Equity Interests of the Olinda Companies as of the Closing Date and will be free and clear of all Liens. The Olinda Company Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of any preemptive or other similar rights.

(b) Other than the Olinda Company Interests held by Trust I and by other Olinda Companies, as of the date hereof, no Person owns or holds any interest in the profits or losses of any of the Olinda Companies, any rights to affect the management of any of the Olinda Companies, or any rights to receive distributions from any of the Olinda Companies, and as of the Closing Date, other than the Olinda Company Interests held by Trust I and by other Olinda Companies and except as contemplated by this Agreement, no Person will own or hold any interest in the profits or losses of any of the Olinda Companies, any rights to affect the management of any of the Olinda Companies or any rights to receive distributions from any of the Olinda Companies.

There are no equity holder agreements, voting trusts, proxies, commitments, or other agreements or understandings relating to the issuance, sale, or transfer of any Equity Interests of any Olinda Company, other than this Agreement and the Governing Documents of each of the Olinda Companies.

(c) There are no outstanding Options issued or granted by, or binding upon, either Trust I or any of the Olinda Companies for any Person to purchase or sell or otherwise acquire or dispose of any Equity Interests of any of the Olinda Companies, other than the Buyer’s rights under this Agreement.

4.3 Title to Assets; Assets Used in the Business.

(a) Section 4.3(a) of the Disclosure Schedules lists all Assets consisting of real property owned, leased or licensed by the Olinda Companies. Except as set forth in Section 4.3(a) of the Disclosure Schedules, the Olinda Companies have good and marketable title or valid leasehold or license interests in such real property, free and clear of all Liens other than Permitted Encumbrances.

(b) Except as set forth on Section 4.3(b) of the Disclosure Schedules, all of the Assets consisting of material personal property located at the Sites of the Olinda Project, other than such property belonging to contractors pursuant to one or more contracts, are owned of record or leased by the Olinda Companies with good and marketable title or valid leasehold interests, free and clear of all Liens other than Permitted Encumbrances.

(c) Except as set forth on Section 4.3(c) of the Disclosure Schedules, the Olinda Companies have good and marketable title to, or a valid leasehold or license interest in, all properties and assets used by them, located on their premises (other than such property belonging to contractors pursuant to one or more contracts) or shown on the Olinda Balance Sheet and all such properties and assets acquired after the dates thereof, free and clear of all Liens (other than properties and assets disposed of for fair value in the ordinary course of business since such balance sheet date that are not material for the operation of the business of the Olinda Companies as currently conducted or as proposed to be conducted by the Olinda Expansion), other than Permitted Encumbrances. The Olinda Companies own, have a valid leasehold interest in or have the valid and enforceable right to use all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted (including with respect to the Olinda Expansion taking into account the current status of the Olinda Expansion). Immediately following the Closing, Buyer will own and have good and marketable title to, or a valid leasehold interest in or the valid and enforceable right to use, all of the properties and assets (free and clear of all Liens, other than Liens created by Buyer) that were used by the Olinda Companies to generate the financial results reflected in the audited financial statements of the Olinda Companies as of and for the period ended December 31, 2009 and in the Olinda Balance Sheet.

(d) Except as set forth on Section 4.3(d) of the Disclosure Schedules, all of the Olinda Companies buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good operating condition and repair (normal wear and tear excepted), have been maintained in accordance with Good Engineering Practices and are fit for use in the ordinary course of the Olinda Companies business as presently conducted.

4.4 Noncontravention; Consents.

(a) Subject to the satisfaction of the closing conditions set forth in Section 10 and except as disclosed in Section 4.4(a) of the Disclosure Schedules, the execution and delivery by Trust I of this Agreement and the other Transaction Agreements to which Trust I is a party and the consummation of the transactions contemplated hereby and thereby shall not result in: (i) the violation of (A) any Law applicable to any of the Olinda Companies, (B) any material contract to which any of the Olinda Companies is bound, or (C) the Governing Documents of any of the Olinda Companies; or (ii) the imposition of any Lien upon any of the Olinda Company Interests or Assets owned by any of the Olinda Companies (other than Permitted Encumbrances and Liens created by actions of the Buyer or any of its Affiliates).

(b) No consent, approval, or authorization of or filing with any third party or any Governmental Authority is required on the part of any of the Olinda Companies in connection with the execution and delivery by Trust I of this Agreement and the other Transaction Agreements to which Trust I is a party or the consummation of the transactions contemplated hereby or thereby, except: (i) filings required with respect to the Federal Power Act, and (ii) as disclosed in Section 4.4(b) of the Disclosure Schedules.

4.5 Legal and Other Compliance; Permits.

(a) Subject to Section 4.5(e), and except as set forth in Section 4.5(a) of the Disclosure Schedules, none of the Olinda Companies is in material default or violation of any term, condition, or provision of any Permit or Law applicable to the Olinda Companies.

(b) Subject to Section 4.5(e), Section 4.5(b) of the Disclosure Schedules sets forth all Permits necessary (in accordance with Good Engineering Practices) for the operation of the Olinda Operating Business as currently conducted and the Olinda Companies hold all such Permits, unless otherwise specified in Section 4.5(b) of the Disclosure Schedules. All Permits required to be identified in Section 4.5(b) and which have been issued to any Olinda Company are in full force and effect. Except as set forth in Section 4.5(b) of the Disclosure Schedules, the Olinda Companies have complied with all terms of all such Permits and there are no circumstances of which Trust I or the Olinda Companies have Knowledge that indicate that any such Permit will or is likely to be revoked, suspended, amended, modified, not renewed, or not issued (as applicable) in whole or in part.

(c) Subject to Section 4.5(e), to the Knowledge of Trust I, Section 4.5(c) of the Disclosure Schedules sets forth all Permits required to be obtained (in accordance with Good Engineering Practices) in order to construct and operate the Olinda Expansion in accordance with Annex 4. The Olinda Companies have submitted all applications for such Permits, unless otherwise specified in Section 4.5(c) of the Disclosure Schedules. All Permits required to be identified in Section 4.5(c) and which have been issued to any Olinda Company are in full force and effect. Except as set forth in Section 4.5(c) of the Disclosure Schedules, there are no circumstances to the Knowledge of Trust I or the Olinda Companies that indicate that any such Permit that (a) has been issued, will, or is likely to, be revoked, suspended, amended, modified, not renewed, or not issued (as applicable) in whole or in part, or (b) has not been issued, will not be issued in a timely manner taking account of the present schedule for completion of the Olinda Expansion.

(d) Subject to Section 4.5(e), and except as set forth in Section 4.5(d) of the Disclosure Schedules, since May 31, 1997, none of the Olinda Companies has received any written notice of any violation of any Law or Permit applicable to it, and to Trust I’s or the Olinda Companies’ Knowledge, no investigations by Government Authorities of any alleged violation are pending.

(e) The representations and warranties contained in this Section 4.5 shall not apply to: (i) employee benefits matters, which are instead the subject of Section 4.9; (ii) environmental matters, which are instead the subject of Section 4.10; and (iii) tax matters, which are instead the subject of Section 4.14.

(f) Since May 31, 1997: (i) the Olinda Companies have been in, and continue to be in, compliance with the FPA and the regulations promulgated thereunderwith respect to the Olinda Operating Business; (ii) the Olinda Project is and always has been a qualifying facility meeting the criteria of 18 C.F.R. §§ 292.203(a), 292.601(a), 292.602(a); and (iii) all filings with FERC, the Department of Energy, or any other Governmental Authority by or on behalf of the Olinda Companies were true and accurate in all respects at the time of filing.

(g) (i) Copies of all Permits issued to any of the Olinda Companies and identified in Section 4.5 of the Disclosure Schedules have been made available to Buyer, and (ii) copies of applications for Permits (that are required to be identified in Section 4.5 of the Disclosure Schedules) that have been filed by any of the Olinda Companies and with respect to which Permits have not yet been issued have been made available to Buyer.

4.6 Olinda Project Contracts.

(a) Section 4.6(a) of the Disclosure Schedules sets forth a true, correct, and complete list of the following types of contracts to which any of the Olinda Companies is a party or by which any of the Olinda Companies is bound (together, the “Olinda Project Contracts”):

(i) contracts or group of related contracts with the same party or group of affiliated parties requiring payments by or to any of the Olinda Companies in excess of $100,000;

(ii) contracts with the Sellers or any Affiliate of the Sellers other than any of the Olinda Companies;

(iii) contracts pursuant to which any Olinda Company has been granted landfill gas rights;

(iv) contracts providing for the purchase or sale of capacity, energy, ancillary services, environmental attributes or any other similar products;

(v) electric transmission and interconnection contracts;

(vi) contracts relating to the collection, treatment, transmission and storage of landfill gas;

(vii) outstanding futures, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, fuel or securities;

(viii) contracts for the joint use of facilities requiring payments thereunder by any party thereto in excess of $100,000 in the aggregate;

(ix) contracts that purport to limit any of the Olinda Companies’ freedom to compete in any line of business or in any geographic area;

(x) contracts with any Governmental Authority requiring payments thereunder by a party thereto in excess of $100,000 in the aggregate;

(xi) any settlements, conciliations or similar contracts, the performance of which will involve payment after the execution of this Agreement of consideration in excess of $100,000 in the aggregate;

(xii) all contracts conveying, granting, leasing or assigning an interest in real property or capital equipment to any of the Olinda Companies requiring payments thereunder by a party thereto in excess of $100,000;

(xiii) all contracts relating to the purchase or sale of any of the Olinda Companies and/or their Subsidiaries or any business, division, or operation of the Olinda Companies or their Subsidiaries, or any facilities or real property of the foregoing requiring payments thereunder by a party thereto in excess of $100,000 in the aggregate;

(xiv) all contracts which require payment or increased obligations by or on behalf of any of the Olinda Companies or any of their Subsidiaries as a result of the transactions contemplated by this Agreement;

(xv) all contracts and agreements that limit or purport to limit the ability of any of the Olinda Companies or any of their Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvi) transmission, interconnection, water supply, energy marketing, energy management or operations and maintenance contracts;

(xvii) contracts with respect to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material Asset or group of Assets of any of the Olinda Companies;

(xviii) contracts with respect to the Olinda Expansion;

(xix) joint venture contracts, partnership agreements, limited liability company agreements, or other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by any of the Olinda Companies with any other Person;

(xx) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(xxi) contract for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis or relating to loans to officers, directors or Affiliates;

(xxii) contract under which any of the Olinda Companies has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

(xxiii) lease or agreement under which any of the Olinda Companies is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

(xxiv) lease or agreement under which any of the Olinda Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Olinda Companies;

(xxv) contract or agreements regarding any material indemnification provided by any of the Olinda Companies, other than customary indemnification clauses contained in any other contracts referred to in this Section 4.6; and

(xxvi) contracts entered into other than in the ordinary course of business and not otherwise listed on Section 4.6(a) of the Disclosure Schedules.

(b) Except as disclosed in Section 4.6(b) of the Disclosure Schedules, (i) each of the Olinda Project Contracts (A) is a valid and binding obligation of the Olinda Company that is a party thereto and (B) assuming such Olinda Project Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Olinda Company that is a party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors generally and subject to general principles of equity, in each case as now or hereafter in effect, (ii) none of the Olinda Companies is in breach or default in any material respect under any such Olinda Project Contract to which it is a party, (iii) all material contracts necessary for the Olinda Expansion (other than the Olinda Expansion Interconnection Agreement) have been obtained and are set forth on Section 4.6(a) of the Disclosure Schedules, and (iv) Trust I has no Knowledge of any material breach of or default under any Olinda Project Contract by any counterparty thereto. Trust I has made available to the Buyer a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Section 4.6(a) of the Disclosure Schedules, together with all amendments, waivers or other changes thereto.

4.7 Insurance.  Section 4.7 of the Disclosure Schedules sets forth a complete and correct list, as of the date hereof, of all policies of insurance currently maintained by RRP or its Affiliates and providing coverage with respect to the Olinda Companies. Such insurance policies are in full force and effect and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for payment have been made. Neither Trust I nor any of the Olinda Companies has received any notice of cancellation or non-renewal of any of such insurance policies.

4.8 Litigation.  Except as disclosed in Section 4.8 of the Disclosure Schedules, and except as to any matter the subject matter of which is covered in Sections 4.5 or 4.10, there is no (and there has not been any for the past five years) action, suit, or proceeding pending, or to the Knowledge of Trust I or the Olinda Companies, threatened in writing, against any of the Olinda Companies.

4.9 Employees and Employee Benefits.

(a) None of the Olinda Companies employs any employees. All Operating Employees of the Olinda Project are employed by RPMC. Section 4.9(a) of the Disclosure Schedule sets forth a complete and correct list of the name, date of hire, current job title, current base salary/wage rate, bonus, commission, or other remuneration of each Operating Employee of the Olinda Project as of the date hereof, and designates whether any such employee is not actively employed as of such date. None of the Olinda Companies is party to a collective bargaining agreement with any labor organization. No union has filed a petition to represent employees of the Olinda Companies with the National Labor Relations Board or made a demand to bargain with any of the Olinda Companies. No union organizing efforts are underway or, to the Knowledge of Trust I or the Olinda Companies, threatened with respect to the Olinda Companies or the Operating Employees of the Olinda Project. There is no employment-related charge of discrimination or complaint pending or, to the Knowledge of Trust I or the Olinda Companies, threatened in writing, before any Governmental Authority responsible for enforcing employment-related Laws related to a violation or breach (or an alleged violation or breach) of any Law or contract by the Olinda Companies (or any of their officers or directors) or with respect to the Operating Employees of the Olinda Project.

(b) No Plan is sponsored, maintained, participated in, or directly contributed to by any of the Olinda Companies. Section 4.9(a) of the Disclosure Schedules sets forth a list of all Plans in which Operating Employees of the Olinda Project participate as a result of their service with RPMC (the “Olinda Operating Employee Plans”).

(c) No Plan sponsored, maintained, contributed to, or participated in by any entity that, at any relevant time, is or was treated as a single employer with any of the Olinda Companies under Code Section 414 (an “Olinda ERISA Affiliate”), is a “defined benefit plan” within the meaning of ERISA Section 3(35), a “multiemployer plan” within the meaning of ERISA Section 3(37), or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Neither the Olinda Companies nor any Olinda ERISA Affiliate (i) has fully or partially withdrawn from a multiemployer plan within the past six years or (ii) otherwise has any liability or potential liability or obligation pursuant to or under Title IV of ERISA.

(d) Each Qualified Plan has been determined to be so qualified and has been administered in all material respects in compliance with its terms, ERISA, the Code and other applicable Laws.

(e) Except as set forth in Section 4.9(e) of the Disclosure Schedules, none of the Olinda Companies has any liability or potential liability or obligation in respect of, and none of the Olinda Operating Employee Plans provides or promises to provide, health, medical, or life insurance benefits attributable to any employee’s post-retirement period, except for coverage under Code Section 4980B for which the covered individual pays the full cost of coverage.

(f) Except as set forth on Section 4.9(f) of the Disclosure Schedules, no Olinda Operating Employee Plan exists that, as result of the execution of this Agreement (whether alone or in connection with subsequent events), would result in: (i) payment by an Olinda Company, Buyer or its Affiliates of any money or property to any Operating Employee, (ii) the provision by an Olinda Company, Buyer or its Affiliates of any benefits or other rights to any Operating Employee, or (iii) the increase, acceleration, or provision of any payment, benefit, or other right by an Olinda Company, Buyer or its Affiliates to any Operating Employee, and none of the Olinda Companies has any liability or potential liability or obligation in respect to such payment, provision, increase, or acceleration.

(g) With respect to each Olinda Operating Employee Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) to, by or on behalf of Operating Employees that are due have been made within the time periods prescribed by the terms of each such plan (and related contracts), ERISA, and the Code.

(h) There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of a Plan, except, in each case, as would not result in liability to the Olinda Companies. No action, investigation, suit, proceeding, hearing or claim with respect to any Olinda Operating Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of Trust I, threatened that could become a liability of the Olinda Companies, Buyer or any of the Buyer’s Affiliates.

4.10 Environmental Matters.  Except as set forth in Section 4.10 of the Disclosure Schedules, and except that with respect to all such matters solely relating to the period prior to (i) as to any matter relating to the gas collection systems constituting part of the Olinda Project, April 24, 2007, and (ii) as to any other matters, May 31, 1997:

(a) the Olinda Companies have operated and are currently operating the Olinda Operating Business in compliance with all applicable Environmental Laws;

(b) (i) each of the Olinda Companies has been duly issued, and maintains, all Permits arising under Environmental Laws necessary (in accordance with Good Engineering Practices) for the operation of the Olinda Operating Businessas currently conducted, and all such Permits are in full force and effect; (ii) all Permits referred to in clause (i) are listed on Section 4.10(b)(ii) of the Disclosure Schedules; and (iii) the Olinda Companies have complied with and are in compliance with all terms of all Permits referred to in clause (i) and there are no circumstances of which Trust I or the Olinda Companies have Knowledge that indicate that any such Permit will or is likely to be revoked, suspended, challenged, amended, modified, not renewed, or not issued (as applicable) in whole or in part;

(c) (i) Section 4.10(c)(i) of the Disclosure Schedules sets forth all Permits arising under Environmental Law required to be obtained (in accordance with Good Engineering Practices) in order to construct and operate the Olinda Expansion in accordance with Annex 4; (ii) the Olinda Companies have submitted all applications for all such Permits referred to in clause (i); (iii) all Permits referred to in clause (i) which have been issued to any Olinda Company are in full force and effect; (iv) there are no circumstances of which Trust I or the Olinda Companies have Knowledge that indicate that any Permit referred to in clause (i) that (A) has been issued, will be, or is likely to be, revoked, suspended, challenged, amended, modified, not renewed, or not issued (as applicable) in whole or in part or (B) has not been issued, will not be issued without challenge in a timely manner taking account of the present schedule for completion of the Olinda Expansion; and (v) to Trust I’s or the Olinda Companies’ Knowledge, no investigations by Governmental Authorities of any alleged violation of Environmental Laws, including any Permit issued under Environmental Laws, are pending;

(d) none of the Olinda Companies has received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws, or failed to obtain, maintain, or comply with material Permits required for the ownership or operation of the Olinda Operating Business as currently conducted, or the ownership or operation of the Olinda Expansion as proposed to be conducted, under Environmental Laws applicable to it, in each case, other than with respect to prior alleged violations, if any, that have been settled and fully resolved with no additional or continuing obligations to the Olinda Companies;

(e) none of the Olinda Companies has received any written notice from any Person alleging Environmental Liabilities or Liability for any Environmental Claims, other than with respect to Environmental Liabilities or Environmental Claims that have been settled and fully resolved with no additional or continuing obligations to the Olinda Companies;

(f) none of the Olinda Companies has received any written notice from any Governmental Authority or other Person that any of its leased real property is listed on the National Priorities List, under the Comprehensive Environmental Response, Compensation Liability Information Systems (“CERCLIS”) or on any similar state list;

(g) no real property leased by any of the Olinda Companies, and, to the Knowledge of Trust I, no Offsite Disposal Facility, is listed on the National Priorities List or CERCLIS or on any similar governmental database or list;

(h) none of the Olinda Companies has treated, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility that is contaminated by any Hazardous Substance, so as would give rise to Environmental Liabilities;

(i) except as set forth on Section 4.10(i) of the Disclosure Schedules, there are no Hazardous Substances that are stored on the real property leased by any of the Olinda Companies;

(j) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws;

(k) none of the Olinda Companies has assumed, undertaken, or provided an indemnity with respect to or otherwise become subject to, any Environmental Liabilities of any other Person;

(l) none of the Olinda Companies has any Liabilities with respect to the presence of asbestos, silica or other Hazardous Substance in any product or item or in or upon any property or facility; and

(m) the Olinda Companies have made available to the Buyer copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the past or present facilities, properties or operations of the Olinda Companies, or any of their respective predecessors, to the extent the foregoing are in the possession, custody, or control of the Olinda Companies or Trust I.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws with respect to the Olinda Companies shall be governed exclusively by this Section 4.10.

4.11 Condemnation.  Except as set forth in Section 4.11 of the Disclosure Schedules, none of the Olinda Companies has received a written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Assets of the Olinda Companies or property expected to be utilized in the Olinda Expansion.

4.12 Balance Sheet.  Except as set forth in Section 4.12 of the Disclosure Schedules:

(a) The unaudited consolidated balance sheet of the Olinda Companies as of April 30, 2010 (the ‘‘Olinda Balance Sheet”) is set forth on Schedule 4.12(a) of the Disclosure Schedules. The Olinda Balance Sheet fairly presents in all material respects the financial condition of the Olinda Companies on a consolidated basis as of such date and has been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of notes in the case of interim financial statements, none of which would, alone or in the aggregate, be materially adverse to the Olinda Project as currently conducted and as proposed to be conducted by the Olinda Expansion), applied on a consistent basis (except as may otherwise be indicated therein).

(b) The Olinda Balance Sheet has been derived from the financial books and records and operating records of the Olinda Companies (with respect to the Olinda Project, the Olinda Operating Business and the Assets of the Olinda Companies). The financial books and records and operating records in respect of the Olinda Project, the Olinda Operating Business and the Assets are true and correct in all material respects and have been maintained in accordance with the Olinda Companies’ historical policies and procedures.

(c) [Reserved]

(d) Except as set forth on Section 4.12(d)(i) of the Disclosure Schedule, the accounts receivable shown in the Olinda Balance Sheet have been paid or, with respect to the unpaid accounts receivable, are bona fide receivables arising in the ordinary course of business. Except as set forth on Section 4.12(d)(ii) of the Disclosure Schedule, no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Trust I and the Olinda Companies have no Knowledge indicating that any unpaid accounts receivable will not be paid within a period of three (3) months from the date of the Olinda Balance Sheet (or such longer periods as are provided for in any contracts applicable thereto) in amounts equal to their nominal amounts less any specific provision for bad or doubtful debts included in the Olinda Balance Sheet.

4.13 No Undisclosed Liabilities.  Except as set forth on Section 4.13 to the Disclosure Schedules, none of the Olinda Companies has or will have any Liability as of the Closing, except for Liabilities: (i) set forth in the Disclosure Schedules; (ii) reflected or reserved against in the Olinda Balance Sheet or set forth in a note thereto; (iii) incurred in compliance with the provisions of Section 8.3; or (iv) incurred in the ordinary course of business since the Olinda Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

4.14 Taxes.  Except as set forth in Section 4.14 of the Disclosure Schedules:

(a) (i) Trust I and Brea Parent have filed, or caused to be filed, each Tax Return required to have been filed by, or with respect to, each of the Olinda Companies, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; (ii) all Taxes due and payable by any of the Olinda Companies (whether or not shown on any Tax Return) have been fully paid; (iii) no examination of any Tax Return of any of the Olinda Companies is currently in progress or, to the Knowledge of Trust I, threatened in writing; (iv) there are no outstanding written agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of any of the Olinda Companies; (v) there is no suit, audit, claim, or assessment pending or, to the Knowledge of Trust I, proposed to any of the Olinda Companies in writing with respect to Taxes of any of the Olinda Companies; (vi) there are no written assessments of Taxes from any taxing authority against any of the Olinda Companies; and (vii) none of the Olinda Companies has made any election, pursuant to Treasury Regulation Section 301.7701-3, to be classified as an association for U.S. federal income Tax purposes; and (viii) no written claim has ever been made by an authority in a jurisdiction where the Olinda Companies do not file Tax Returns that any of the Olinda Companies is or may be subject to taxation by that jurisdiction.

(b) None of the Assets of the Olinda Companies are subject to any security interest arising in connection with the failure (or alleged failure) of the Olinda Companies, Trust I, or any beneficial owner of Trust I to pay Taxes prior to the due date thereof.

(c) The Olinda Companies and their Affiliates have withheld and timely paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) There is no dispute or claim concerning any Tax liability of the Olinda Companies that has been claimed or raised by any Governmental Authority in writing.

(e) [Reserved]

(f) None of the Olinda Companies is a party to any agreement , contract or arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code 280G (or any corresponding provision of state, local or non-US Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(g) The unpaid Taxes of the Olinda Companies (i) did not as of April 30, 2010, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Olinda Balance Sheet (rather than in the notes thereto) and (ii) does not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Olinda Companies in filing their Tax Returns. Since the Balance Sheet Date, none of the Olinda Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(h) None of the Olinda Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code 7121 (or any corresponding or similar provision of state, local, or non-US income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(i) None of the Olinda Companies is or has been a party to any “reportable transaction” as defined in Code 6707A(c)(1) and Reg. 1.6011-4(b).

4.15  Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedules sets forth: (i) all patents, registered trademarks and other material items of Intellectual Property owned by or used by the Olinda Companies in the Olinda Operating Business and sets forth for each whether such patent, registered trademark or other material item of Intellectual Property is owned or used by the Olinda Companies under license; and (ii) a complete and accurate list of all material licenses and other material rights granted by each of the Olinda Companies to any Person with respect to any Intellectual Property rights, and all material licenses and other material rights (except for “shrink-wrap” licenses and similar licenses associated with computer software) granted by any Person to any of the Olinda Companies with respect to any Intellectual Property rights, in each case identifying the subject Intellectual Property rights. The Olinda Companies own, or have the right to use, all material Intellectual Property relating to or used in the conduct of the Olinda Operating Business as currently conducted and as currently proposed to be conducted.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule: (i) none of the Olinda Companies has received any notices of, and, to the Knowledge of Trust I, there are no facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to any Intellectual Property rights used in the Olinda Operating Business or contemplated to be used in the Olinda Expansion; (ii) none of the Olinda Companies has received any demand, request or offer to license patent or other Intellectual Property rights from any Person; (iii) the conduct of the Olinda Operating Business as currently conducted and the conduct of the Olinda Expansion as currently proposed to be conducted has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property rights of any Person, and there have been no claims made against, or written notices provided to Trust I or any of the Olinda Companies asserting that Trust I or any of the Olinda Companies is infringing, misappropriating, or otherwise conflicting with the Intellectual Property rights of any Person; and (iv) to the Knowledge of Trust I and the Olinda Companies, the Intellectual Property rights owned by or licensed in connection with the Olinda Operating Business have not been infringed, misappropriated or conflicted by any Person.

(c) Except as set forth in Section 4.15(c) of the Disclosure Schedules, neither Trust I nor the Olinda Companies have received any notice of breach or termination in relation to any Intellectual Property license used by the Olinda Companies in the Olinda Operating Business or expected to be used in the Olinda Expansion.

(d) The Olinda Companies have at all times materially complied with the terms of all Intellectual Property licenses and have committed no breach which would permit the contracting party to terminate or alter the terms of the license, or to claim indemnification, damages, increased royalties or any other type of monetary or nonmonetary compensation from the Olinda Companies. None of the Olinda Companies (i) are currently in breach of any Intellectual Property license to which it is a party or are aware of any third party allegation that the Olinda Companies are in breach of the same, and (ii) are aware of any known or threatened material breach by the contracting party of any such license.

(e) To the Knowledge of Trust I, the transactions contemplated by this Agreement will not have an adverse effect on the right, title and interest of any of the Olinda Companies or Trust I in and to the material Intellectual Property owned or licensed by it for use in the Olinda Operating Business or the Olinda Expansion, including, without limitation, the Intellectual Property rights and licenses listed on Schedule 4.15(a), and all of such material Intellectual Property rights shall be owned or otherwise available for use by the Buyer on substantially identical terms and conditions immediately following the Closing.

4.16 Bankruptcy; Solvency.  None of the Olinda Companies has applied for or is currently applying for, has consented or is currently consenting to, or has acquiesced in or is currently acquiescing in the appointment of a trustee, receiver or custodian of its assets, or the initiation of a bankruptcy, reorganization, debt arrangement, moratorium or any other proceeding under bankruptcy Laws, nor has there been or is currently existing any appointment of a trustee, receiver or custodian of such Company’s assets, or the initiation of a bankruptcy, reorganization, debt arrangement, moratorium or any other proceeding under bankruptcy Laws.

4.17 Treasury Grant.  Construction (within the meaning of the Treasury Guidance) with respect to the Olinda Expansion did not commence before January 1, 2009.

4.18 Absence of Certain Developments.  Except as set forth on Section 4.18 of the Disclosure Schedules, since December 31, 2009, (i) each of the Olinda Companies has been operated in the ordinary course of business and in compliance with Good Engineering Practices consistent with past practice, (ii) there has not been a Material Adverse Effect, and (iii) none of the Olinda Companies has (except in connection with an Emergency Situation as contemplated by Section 8.3):

(a) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $100,000 in the aggregate; or

(b) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance.

4.19 Bank Accounts.  Set forth on Section 4.19 of the Disclosure Schedule is a list of each bank account of any of the Olinda Companies (specifying for each such account any Person with power over such account).

5 Representations and Warranties of the Providence Sellers as to the Providence Companies.  Each of the Providence Sellers makes the representations and warranties set forth in Section 5.1 through Section 5.19 below to the Buyer, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period, in each case with respect to itself and not with respect to any other Providence Seller.

5.1 Organization of the Providence Companies.  Each of the Providence Companies and its respective jurisdiction of organization is identified in Section 5.1 of the Disclosure Schedules. Each of the Providence Companies is: (i) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority (whether limited liability company, limited partnership, corporate, or otherwise) to carry on its business as currently conducted, and (iii) is duly qualified to do business in each jurisdiction in which the ownership, operation or leasing of its property or the conduct of its business as currently conducted requires it to be qualified, except, in the cases of clause (iii), where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Copies of the Governing Documents of the Providence Companies, as amended and in effect on the date hereof and on the Closing Date, have been made available to the Buyer and are complete in all material respects.

5.2 Equity Interests.

(a) The Providence Sellers own beneficially and of record and have good and valid title (free and clear of all Liens) to all of the RILG Interests, and RILG owns, directly or indirectly, all of the Equity Interests (free and clear of all Liens) of each of the Providence Companies other than RILG (together with the RILG Interests, the “Providence Company Interests”). The Providence Company Interests constitute all of the issued and outstanding Equity Interests of the Providence Companies as of the date hereof and are free and clear of all Liens, and the Providence Company Interests will constitute all of the issued and outstanding Equity

Interests of the Providence Companies as of the Closing Date and will be free and clear of all Liens (in each case other than those created by this Agreement or set forth in Section 5.2(a) of the Disclosure Schedules). The Providence Company Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of any preemptive or other similar rights.

(b) Other than the Providence Company Interests held by the Providence Sellers and by other Providence Companies, as of the date hereof, no Person owns or holds any interest in the profits or losses of any of the Providence Companies, any rights to affect the management of any of the Providence Companies, or any rights to receive distributions from any of the Providence Companies, and as of the Closing Date, other than the Providence Company Interests held by the Providence Sellers and by other Providence Sellers and except as contemplated by this Agreement, no Person will own or hold any interest in the profits or losses of any of the Providence Companies, any rights to affect the management of any of the Providence Companies or any rights to receive distributions from any of the Providence Companies. There are no equity holder agreements, voting trusts, proxies, commitments, or other agreements or understandings relating to the issuance, sale, or transfer of any Equity Interests of any Providence Company, other than this Agreement and the Governing Documents of each of the Providence Companies.

(c) There are no outstanding Options issued or granted by, or binding upon, either any of the Providence Sellers or any of the Providence Companies for any Person to purchase or sell or otherwise acquire or dispose of any Equity Interests of any of the Providence Companies, other than the Buyer’s rights under this Agreement.

5.3 Title to Assets; Assets Used in the Business.

(a) Section 5.3(a) of the Disclosure Schedules lists all Assets consisting of real property owned or leased by the Providence Companies. Except as set forth in Section 5.3(a) of the Disclosure Schedules, the Providence Companies have good and marketable title to or valid leasehold interests in such real property, free and clear of all Liens other than Permitted Encumbrances.

(b) Except as set forth on Section 5.3(b) of the Disclosure Schedules, all of the Assets consisting of material personal property located at the Sites of the Providence Project, other than such property belonging to contractors pursuant to one or more contracts, are owned of record or leased by the Providence Companies with good and marketable title or valid leasehold interests, free and clear of all Liens other than Permitted Encumbrances.

(c) Except as set forth on Section 5.3(c) of the Disclosure Schedules, the Providence Companies have good and marketable title to or a valid leasehold in all properties and assets used by them, located on their premises (other than such property belonging to contractors pursuant to one or more contracts) or shown on the Providence Balance Sheet and all such properties and assets acquired after the dates thereof, free and clear of all Liens (other than properties and assets disposed of for fair value in the ordinary course of business since such balance sheet date that are not material for the operation of the business of the Providence Companies as currently conducted or as proposed to be conducted by the Providence Expansion), other than Permitted Encumbrances. The Providence Companies own, have a valid leasehold interest in or have the valid and enforceable right to use all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted (including with respect to the Providence Expansion taking into account the current status of the Providence Expansion). Immediately following the Closing, Buyer will own and have good and marketable title to, or a valid leasehold interest in or the valid and enforceable right to use, all of the properties and assets (free and clear of all Liens, other than Liens created by Buyer) that were used by the Providence Companies to generate the financial results reflected in the audited financial statements of the Providence Companies as of and for the period ended December 31, 2009 and in the Providence Balance Sheet.

(d) Except as set forth on Section 5.3(d) of the Disclosure Schedules, all of the Providence Companies buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good operating condition and repair (normal wear and tear excepted), have been maintained in accordance with Good

Engineering Practices and are fit for use in the ordinary course of the Providence Companies business as presently conducted.

5.4 Noncontravention; Consents.

(a) Subject to the satisfaction of the closing conditions set forth in Section 10 and except as disclosed in Section 5.4(a) of the Disclosure Schedules, the execution and delivery by the Providence Sellers of this Agreement and the other Transaction Agreements to which the Providence Sellers are parties and the consummation of the transactions contemplated hereby and thereby shall not result in: (i) the violation of (A) any Law applicable to any of the Providence Companies, (B) any material contract to which any of the Providence Companies is bound, or (C) the Governing Documents of any of the Providence Companies; or (ii) the imposition of any Lien upon any of the Providence Company Interests or Assets owned by any of the Providence Companies (other than Permitted Encumbrances and Liens created by actions of the Buyer or any of its Affiliates).

(b) No consent, approval, or authorization of or filing with any third party or any Governmental Authority is required on the part of any of the Providence Companies in connection with the execution and delivery by the Providence Sellers of this Agreement and the other Transaction Agreements to which the Providence Sellers are parties or the consummation of the transactions contemplated hereby or thereby, except: (i) filings required with respect to the Federal Power Act; and (ii) as disclosed in Section 5.4(b) of the Disclosure Schedules.

5.5 Legal and Other Compliance; Permits.

(a) Subject to Section 5.5(e), and except as set forth in Section 5.5(a) of the Disclosure Schedules, none of the Providence Companies is in material default or violation of any term, condition, or provision of any Permit or Law applicable to the Providence Companies.

(b) Subject to Section 5.5(e), Section 5.5(b) of the Disclosure Schedules sets forth all Permits necessary (in accordance with Good Engineering Practices) for the operation of the Providence Operating Business as currently conducted and the Providence Companies hold all such Permits, unless otherwise specified in Section 5.5(b) of the Disclosure Schedules. All Permits required to be identified in Section 5.5(b) and which have been issued to any Providence Company are in full force and effect. Except as set forth in Section 5.5(b) of the Disclosure Schedules, the Providence Companies have complied with all terms of all such Permits and there are no circumstances of which the Providence Sellers or the Providence Companies have Knowledge that indicate that any such Permit will or is likely to be revoked, suspended, amended, modified, not renewed, or not issued (as applicable) in whole or in part.

(c) Subject to Section 5.5(e), to the Knowledge of the Providence Sellers, Section 5.5(c) of the Disclosure Schedules sets forth all Permits required to be obtained (in accordance with Good Engineering Practices) in order to construct and operate the Providence Expansion in accordance with Annex 6. The Providence Companies have submitted all applications for such Permits, unless otherwise specified in Section 5.5(c) of the Disclosure Schedules. All Permits required to be identified in Section 5.5(c) and which have been issued to any Providence Company are in full force and effect. Except as set forth in Section 5.5(c) of the Disclosure Schedules, there are no circumstances to the Knowledge of the Providence Sellers or the Providence Companies that indicate that any such Permit that (a) has been issued, will, or is likely to, be revoked, suspended, amended, modified, not renewed, or not issued (as applicable) in whole or in part, or (b) has not been issued, will not be issued in a timely manner taking account of the present schedule for completion of the Providence Expansion.

(d) Subject to Section 5.5(e), and except as set forth in Section 5.5(d) of the Disclosure Schedules, none of the Providence Companies has received any written notice of any violation of any Law or Permit applicable to it, and to the Providence Sellers’ or the Providence Companies’ Knowledge, no investigations by Government Authorities of any alleged violation are pending.

(e) The representations and warranties contained in this Section 5.5 shall not apply to: (i) employee benefits matters, which are instead the subject of Section 5.9, (ii) environmental matters, which are instead the subject of Section 5.10, and (iii) tax matters, which are instead the subject of Section 5.14.

(f) The Providence Companies have been in, and continue to be in, compliance with the FPA and the regulations promulgated thereunder with respect to the Providence Operating Business. The Providence Project is and always has been a qualifying facility meeting the criteria of 18 C.F.R. §§ 292.203(a), 292.601(a), 292.602(a). All filings with FERC, the Department of Energy, or any other Governmental Authority by or on behalf of the Providence Companies were true and accurate in all respects at the time of filing.

(g) (i) Copies of all Permits issued to any of the Providence Companies and identified in Section 5.5 of the Disclosure Schedules have been made available to Buyer, and (ii) copies of applications for Permits (that are required to be identified in Section 5.5 of the Disclosure Schedules) that have been filed by any of the Providence Companies and with respect to which Permits have not yet been issued have been made available to Buyer.

5.6 Providence Project Contracts.

(a) Section 5.6(a) of the Disclosure Schedules sets forth a true, correct, and complete list of the following types of contracts to which any of the Providence Companies is a party or by which any of the Providence Companies is bound (together, the “Providence Project Contracts”):

(i) contracts or group of related contracts with the same party or group of affiliated parties requiring payments by or to any of the Providence Companies in excess of $100,000;

(ii) contracts with the Sellers or any Affiliate of the Sellers other than any of the Providence Companies;

(iii) contracts pursuant to which any Providence Company has been granted landfill gas rights;

(iv) contracts providing for the purchase or sale of capacity, energy, ancillary services, environmental attributes or any other similar products;

(v) electric transmission and interconnection contracts;

(vi) contracts relating to the collection, treatment, transmission and storage of landfill gas;

(vii) outstanding futures, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, fuel or securities;

(viii) contracts for the joint use of facilities requiring payments thereunder by any party thereto in excess of $100,000 in the aggregate;

(ix) contracts that purport to limit any of the Providence Companies’ freedom to compete in any line of business or in any geographic area;

(x) contracts with any Governmental Authority requiring payments thereunder by a party thereto in excess of $100,000 in the aggregate;

(xi) any settlements, conciliations or similar contracts, the performance of which will involve payment after the execution of this Agreement of consideration in excess of $100,000 in the aggregate;

(xii) all contracts conveying, granting, leasing or assigning an interest in real property or capital equipment to any of the Providence Companies requiring payments thereunder by a party thereto in excess of $100,000;

(xiii) all contracts relating to the purchase or sale of any of the Providence Companies and/or their Subsidiaries or any business, division, or operation of the Providence Companies or their Subsidiaries, or any facilities or real property of the foregoing requiring payments thereunder by a party thereto in excess of $100,000 in the aggregate;

(xiv) all contracts which require payment or increased obligations by or on behalf of any of the Providence Companies or any of their Subsidiaries as a result of the transactions contemplated by this Agreement;

(xv) all contracts and agreements that limit or purport to limit the ability of any of the Providence Companies or any of their Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvi) transmission, interconnection, water supply, energy marketing, energy management or operations and maintenance contracts;

(xvii) contracts with respect to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material Asset or group of Assets of any of the Providence Companies;

(xviii) contracts with respect to the Providence Expansion;

(xix) joint venture contracts, partnership agreements, limited liability company agreements, or other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by any of the Providence Companies with any other Person;

(xx) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(xxi) contract for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis or relating to loans to officers, directors or Affiliates;

(xxii) contract under which any of the Providence Companies has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

(xxiii) lease or agreement under which any of the Providence Companies is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

(xxiv) lease or agreement under which any of the Providence Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Providence Companies;

(xxv) contract or agreements regarding any material indemnification provided by any of the Providence Companies, other than customary indemnification clauses contained in any other contracts referred to in this Section 5.6; and

(xxvi) contracts entered into other than in the ordinary course of business and not otherwise listed on Section 5.6(a) of the Disclosure Schedules.

(b) Except as disclosed in Section 5.6(b) of the Disclosure Schedules, (i) each of the Providence Project Contracts (A) is a valid and binding obligation of the Providence Company that is a party thereto and (B) assuming such Providence Project Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Providence Company that is a party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors generally and subject to general principles of equity, in each case as now or hereafter in effect, (ii) none of the Providence Companies is in breach or default in any material respect under any Providence Project Contract to which it is a party, (iii) all material contracts necessary for the Providence Expansion (other than the Providence Expansion Interconnection Agreement) have been obtained and are set forth on Section 5.6(a) of the Disclosure Schedules, and (iv) the Providence Seller have no Knowledge of any material breach of or default under any Providence Project Contract by any counterparty thereto. The Providence Sellers have made available to the Buyer a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Section 5.6(a) of the Disclosure Schedules, together with all amendments, waivers or other changes thereto.

5.7 Insurance.  Section 5.7 of the Disclosure Schedules sets forth a complete and correct list, as of the date hereof, of all policies of insurance currently maintained by RRP or its Affiliates and providing coverage with respect to the Providence Companies. Such insurance policies are in full force and effect and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for payment have been made. None of the Providence Sellers or the Providence Companies has received any notice of cancellation or non-renewal of any of such insurance policies.

5.8 Litigation.  Except as disclosed in Section 5.8 of the Disclosure Schedules, and except as to any matter the subject matter of which is covered in Sections 5.5 or 5.10, there is no (and there has not been any for the past five years) action, suit, or proceeding pending, or to the Knowledge of the Providence Sellers or the Providence Companies, threatened in writing, against any of the Providence Companies.

5.9 Employees and Employee Benefits.

(a) None of the Providence Companies employs any employees. All Operating Employees of the Providence Project are employed by RPMC. Section 5.9(a) of the Disclosure Schedule sets forth a complete and correct list of the name, date of hire, current job title, current base salary/wage rate, bonus, commission, or other remuneration of each Operating Employee of the Providence Project as of the date hereof, and designates whether any such employee is not actively employed as of such date. None of the Providence Companies is party to a collective bargaining agreement with any labor organization. No union has filed a petition to represent employees of the Providence Companies with the National Labor Relations Board or made a demand to bargain with any of the Providence Companies. No union organizing efforts are underway or, to the Knowledge of the Providence Sellers or the Providence Companies, threatened with respect to the Providence Companies or the Operating Employees of the Providence Project. There is no employment-related charge of discrimination or complaint pending or, to the Knowledge of the Providence Sellers or the Providence Companies, threatened in writing, before any Governmental Authority responsible for enforcing employment-related Laws related to a violation or breach (or an alleged violation or breach) of any Law or contract by the Providence Companies (or any of their officers or directors) or with respect to the Operating Employees of the Providence Project.

(b) No Plan is sponsored, maintained, participated in, or directly contributed to by any of the Providence Companies. Section 5.9(a) of the Disclosure Schedules sets forth a list of all Plans in which Operating Employees of the Providence Project participate as a result of their service with RPMC (the “Providence Operating Employee Plans”).

(c) No Plan sponsored, maintained, contributed to, or participated in by any entity that, at any relevant time, is or was treated as a single employer with any of the Providence Companies under Code Section 414 (a “Providence ERISA Affiliate”), is a “defined benefit plan” within the meaning of ERISA Section 3(35), a “multiemployer plan” within the meaning of ERISA Section 3(37), or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Neither the Providence Companies nor any Providence ERISA Affiliate (i) has fully or partially withdrawn from a multiemployer plan within the past six years or (ii) otherwise has any liability or potential liability or obligation pursuant to or under Title IV of ERISA.

(d) Each Qualified Plan has been determined to be so qualified and has been administered in all material respects in compliance with its terms, ERISA, the Code and other applicable Laws.

(e) Except as set forth in Section 5.9(e) of the Disclosure Schedules, none of the Providence Companies has any liability or potential liability or obligation in respect of, and none of the Providence Operating Employee Plans provides or promises to provide, health, medical, or life insurance benefits attributable to any employee’s post-retirement period, except for coverage under Code Section 4980B for which the covered individual pays the full cost of coverage.

(f) Except as set forth on Section 5.9(f) of the Disclosure Schedules, no Providence Operating Employee Plan exists that, as result of the execution of this Agreement (whether alone or in connection with subsequent events), would result in: (i) payment by a Providence Company, Buyer or its Affiliates of any money or property to any Operating Employee, (ii) the provision by a Providence Company, Buyer or its Affiliates of any benefits or other rights to any Operating Employee, or (iii) the increase, acceleration, or provision of any payment, benefit, or other right by a Providence Company, Buyer or its Affiliates to any Operating Employee, and none of the Providence Companies has any liability or potential liability or obligation in respect to such payment, provision, increase, or acceleration.

(g) With respect to each Providence Operating Employee Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) to, by or on behalf of Operating Employees that are due have been made within the time periods prescribed by the terms of each such plan (and related contracts), ERISA, and the Code.

(h) There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), and no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of a Plan, except, in each case, as would not result in liability to the Providence Companies. No action, investigation, suit, proceeding, hearing or claim with respect to any Providence Operating Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Providence Sellers, threatened that could become a liability of the Providence Companies, Buyer or any of the Buyer’s Affiliates.

5.10 Environmental Matters.  Except as set forth in Section 5.10 of the Disclosure Schedules:

(a) the Providence Companies have operated and are operating the Providence Operating Business in compliance with all applicable Environmental Laws;

(b) (i) each of the Providence Companies has been duly issued, and maintains, all Permits arising under Environmental Laws necessary (in accordance with Good Engineering Practices) for the operation of the Providence Operating Business as currently conducted, and all such Permits are in full force and effect; (ii) all Permits referred to in clause (i) are listed on Section 5.10(b)(ii) of the Disclosure Schedules; and (iii) the Providence Companies have complied and are in compliance with all terms of all Permits referred to in clause (i) and there are no circumstances of which the Providence Sellers or the Providence Companies have Knowledge that indicate that any such Permit will or is likely to be revoked, suspended, challenged, amended, modified, not renewed, or not issued (as applicable) in whole or in part;

(c) (i) Section 5.10(c)(i) of the Disclosure Schedules sets forth all Permits arising under Environmental Law required to be obtained (in accordance with Good Engineering Practices) in order to construct and operate the Providence Expansion in accordance with Annex 6; (ii) the Providence Companies have submitted all applications for all such Permits referred to in clause (i); (iii) all Permits referred to in clause (i) which have been issued to any Providence Company are in full force and effect; (iv) there are no circumstances of which the Providence Sellers or the Providence Companies have Knowledge that indicate that any Permit referred to in clause (i) that (A) has been issued, will be, or is likely to be, revoked, suspended, challenged, amended, modified, not renewed, or not issued (as applicable) in whole or in part or (B) has not been issued, will not be issued without challenge in a timely manner taking account of the present schedule for completion of the Providence Expansion; and (v) to the Providence Seller’s or the Providence Companies’ Knowledge, no investigations by Governmental Authorities of any alleged violation of Environmental Laws, including any Permit issued under Environmental Laws, are pending;

(d) none of the Providence Companies has received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws, or failed to obtain, maintain, or comply with material Permits required for the ownership or operation of the Providence Operating Business as currently conducted, or the ownership or operation of the Providence Expansion as proposed to be conducted, under Environmental Laws applicable to it, in each case, other than with respect to prior alleged violations, if any, that have been settled and fully resolved with no additional or continuing obligations to the Providence Companies;

(e) none of the Providence Companies has received any written notice from any Person alleging Environmental Liabilities or Liability for any Environmental Claims, other than with respect to Environmental Liabilities or Environmental Claims that have been settled and fully resolved with no additional or continuing obligations to the Providence Companies;

(f) none of the Providence Companies has received any written notice from any Governmental Authority or other Person that any of its leased real property is listed on the National Priorities List under CERCLIS or on any similar state list;

(g) no real property leased by any of the Providence Companies, and, to the Knowledge of the Providence Sellers, no Offsite Disposal Facility, is listed on the National Priorities List or CERCLIS or on any similar governmental database or list;

(h) none of the Providence Companies has treated, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility that is contaminated by any Hazardous Substance, so as would give rise to Environmental Liabilities;

(i) except as set forth on Section 5.10(i) of the Disclosure Schedules, there are no Hazardous Substances that are stored on the real property leased by any of the Providence Companies;

(j) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws;

(k) none of the Providence Companies has assumed, undertaken, or provided an indemnity with respect to or otherwise become subject to, any Environmental Liabilities of any other Person;

(l) none of the Providence Companies has any Liabilities with respect to the presence of asbestos, silica or other Hazardous Substance in any product or item or in or upon any property or facility; and

(m) the Providence Companies have made available to the Buyer copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the past or present facilities, properties or operations of the Providence Companies, or any of their respective predecessors, to the extent the foregoing are in the possession, custody, or control of the Providence Companies or the Providence Sellers.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws with respect to the Providence Companies shall be governed exclusively by this Section 5.10.

5.11 Condemnation.  Except as set forth in Section 5.11 of the Disclosure Schedules, none of the Providence Companies has received a written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Assets of the Providence Companies or property expected to be utilized in the Providence Expansion.

5.12 Balance Sheet.  Except as set forth in Section 5.12 of the Disclosure Schedules:

(a) The unaudited consolidated balance sheet of the Providence Companies as of April 30, 2010 (the “Providence Balance Sheet”) is set forth on Schedule 5.12(a) of the Disclosure Schedules. The Providence Balance Sheet fairly presents in all material respects the financial condition of the Providence Companies on a consolidated basis as of such date and has been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of notes in the case of interim financial statements, none of which would, alone or in the aggregate, be materially adverse to the Providence

Project as currently conducted and as proposed to be conducted by the Providence Expansion), applied on a consistent basis (except as may otherwise be indicated therein).

(b) The Providence Balance Sheet has been derived from the financial books and records and operating records of the Providence Companies (with respect to the Providence Project, the Providence Operating Business and the Assets of the Providence Companies). The financial books and records and operating records in respect of the Providence Project, the Providence Operating Business and the Assets are true and correct in all material respects and have been maintained in accordance with the Providence Companies’ historical policies and procedures.

(c) [Reserved]

(d) Except as set forth on Section 5.12(d)(i) of the Disclosure Schedule, the accounts receivable shown in the Providence Balance Sheet have been paid or, with respect to the unpaid accounts receivable, are bona fide receivables arising in the ordinary course of business. Except as set forth on Section 5.12(d)(ii) of the Disclosure Schedule, no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. The Providence Sellers and the Providence Companies have no Knowledge indicating that any unpaid accounts receivable will not be paid within a period of three (3) months from the date of the Providence Balance Sheet (or such longer periods as are provided for in any contracts applicable thereto) in amounts equal to their nominal amounts less any specific provision for bad or doubtful debts included in the Providence Balance Sheet.

5.13 No Undisclosed Liabilities.  Except as set forth on Section 5.13 to the Disclosure Schedules, none of the Providence Companies has or will have any Liability as of the Closing, except for Liabilities: (i) set forth in the Disclosure Schedules; (ii) reflected or reserved against in the Providence Balance Sheet or set forth in a note thereto; (iii) incurred in compliance with the provisions of Section 8.3; or (iv) incurred in the ordinary course of business since the Providence Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

5.14 Taxes.  Except as set forth in Section 5.14 of the Disclosure Schedules:

(a) (i) The Providence Sellers and RILG have filed, or caused to be filed, each Tax Return required to have been filed by, or with respect to, each of the Providence Companies, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; (ii) all Taxes due and payable by any of the Providence Companies (whether or not shown on any Tax Return) have been fully paid; (iii) no examination of any Tax Return of any of the Providence Companies is currently in progress or, to the Knowledge of the Providence Sellers, threatened in writing; (iv) there are no outstanding written agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of any of the Providence Companies; (v) there is no suit, audit, claim, or assessment pending or, to the Knowledge of Trust I, proposed to any of the Providence Companies in writing with respect to Taxes of any of the Providence Companies; (vi) there are no written assessments of Taxes from any taxing authority against any of the Providence Companies; and (vii) none of the Providence Companies has made any election, pursuant to Treasury Regulation Section 301.7701-3, to be classified as an association for U.S. federal income Tax purposes; and (viii) no written claim has ever been made by an authority in a jurisdiction where the Providence Companies do not file Tax Returns that any of the Providence Companies is or may be subject to taxation by that jurisdiction.

(b) None of the Assets of the Providence Companies are subject to any security interest arising in connection with the failure (or alleged failure) of the Providence Companies, the Providence Sellers, or any beneficial owner of the Providence Sellers to pay Taxes prior to the due date thereof.

(c) The Providence Companies and their Affiliates have withheld and timely paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) There is no dispute or claim concerning any Tax liability of the Providence Companies that has been claimed or raised by any Governmental Authority in writing.

(e) The Providence Project is a facility that, in accordance with Code Section 45(d)(6), produces electricity from gas derived from the biodegradation of “municipal solid waste” (as such term is defined in Code Section 45(c)(6)). The Providence Companies have not received any amount described in Code Section 45(b)(3). The Caterpillar generators that are part of the Providence Project were placed in service in 2005.

(f) None of the Providence Companies is a party to any agreement , contract or arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code 280G (or any corresponding provision of state, local or non-US Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(g) The unpaid Taxes of the Providence Companies (i) did not as of April 30, 2010, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Providence Balance Sheet (rather than in the notes thereto) and (ii) does not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Providence Companies in filing their Tax Returns. Since the Balance Sheet Date, none of the Providence Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(h) None of the Providence Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code 7121 (or any corresponding or similar provision of state, local, or non-US income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(i) None of the Providence Companies is or has been a party to any “reportable transaction” as defined in Code 6707A(c)(1) and Reg. 1.6011-4(b).

5.15 Intellectual Property.

(a) Section 5.15(a) of the Disclosure Schedules sets forth: (i) all patents, registered trademarks and other material items of Intellectual Property owned by or used by the Providence Companies in the Providence Operating Business and sets forth for each whether such patent, registered trademark or other material item of Intellectual Property is owned or used by the Providence Companies under license; and (ii) a complete and accurate list of all material licenses and other material rights granted by each of the Providence Companies to any Person with respect to any Intellectual Property rights, and all material licenses and other material rights (except for “shrink-wrap” licenses and similar licenses associated with computer software) granted by any Person to any of the Providence Companies with respect to any Intellectual Property rights, in each case identifying the subject Intellectual Property rights. The Providence Companies own, or have the right to use, all material Intellectual Property relating to or used in the conduct of the Providence Operating Business as currently conducted and as currently proposed to be conducted.

(b) Except as set forth in Section 5.15(b) of the Disclosure Schedule: (i) none of the Providence Companies has received any notices of, and, to the Knowledge of the Providence Sellers, there are no facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to any Intellectual Property rights used in the Providence Operating Business or contemplated to be used in the Providence Expansion; (ii) none of the Providence Companies has received any demand, request or offer to license patent or other Intellectual Property rights from any Person; (iii) the conduct of the Providence Operating Business as currently conducted and the conduct of the Providence Expansion as currently proposed to be conducted has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property rights of any Person, and there have been no claims made against, or written notices provided to the Providence Sellers or any of the Providence Companies asserting that the Providence Sellers or any of the Providence Companies is infringing, misappropriating, or otherwise conflicting with the Intellectual Property rights of any Person; and (iv) to the Knowledge of the Providence Sellers and the Providence Companies, the Intellectual Property rights owned by or licensed in connection with the Providence Operating Business have not been infringed, misappropriated or conflicted by any Person.

(c) Except as set forth in Section 5.15(c) of the Disclosure Schedules, neither the Providence Sellers nor the Providence Companies have received any notice of breach or termination in relation to any Intellectual Property license used by the Providence Companies in the Providence Operating Business or expected to be used in the Providence Expansion.

(d) The Providence Companies have at all times materially complied with the terms of all Intellectual Property licenses and have committed no breach which would permit the contracting party to terminate or alter the terms of the license, or to claim indemnification, damages, increased royalties or any other type of monetary or nonmonetary compensation from the Providence Companies. None of the Providence Companies (i) are currently in breach of any Intellectual Property license to which it is a party or are aware of any third party allegation that the Providence Companies are in breach of the same, and (ii) are aware of any known or threatened material breach by the contracting party of any such license.

(e) To the Knowledge of the Providence Sellers, the transactions contemplated by this Agreement will not have an adverse effect on the right, title and interest of any of the Providence Companies or the Providence Sellers in and to the material Intellectual Property owned or licensed by it for use in the Providence Operating Business or the Providence Expansion, including, without limitation, the Intellectual Property rights and licenses listed on Schedule 5.15(a), and all of such material Intellectual Property rights shall be owned or otherwise available for use by the Buyer on substantially identical terms and conditions immediately following the Closing.

5.16 Bankruptcy; Solvency.  None of the Providence Companies has applied for or is currently applying for, has consented or is currently consenting to, or has acquiesced in or is currently acquiescing in the appointment of a trustee, receiver or custodian of its assets, or the initiation of a bankruptcy, reorganization, debt arrangement, moratorium or any other proceeding under bankruptcy Laws, nor has there been or is currently existing any appointment of a trustee, receiver or custodian of such Company’s assets, or the initiation of a bankruptcy, reorganization, debt arrangement, moratorium or any other proceeding under bankruptcy Laws.

5.17 ITC Treasury Grant.  Construction (within the meaning of the Treasury Guidance) with respect to the Providence Expansion did not commence before January 1, 2009.

5.18 Absence of Certain Developments.  Except as set forth on Section 5.18 of the Disclosure Schedules, since December 31, 2009, (i) each of the Providence Companies has been operated in the ordinary course of business and in compliance with Good Engineering Practices consistent with past practice, (ii) there has not been a Material Adverse Effect, and (iii) none of the Providence Companies has (except in connection with an Emergency Situation as contemplated by Section 8.3):

(a) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $100,000 in the aggregate; or

(b) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance.

5.19 Bank Accounts.  Set forth on Section 5.19 of the Disclosure Schedule is a list of each bank account of any of the Providence Companies (specifying for each such account any Person with power over such account).

6 [Reserved]

7 Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

7.1 Organization of the Buyer.  The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

7.2 Authorization of Transaction.  The Buyer has the full power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement and, as of the Closing Date, will have executed and delivered the other Transaction Agreements to which it is a party, and this Agreement constitutes, and each such Transaction Agreement when so executed and delivered will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors generally, and subject to general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity), in each case as now or hereafter in effect.

7.3 Noncontravention; Consents.

(a) Subject to the satisfaction of the closing conditions set forth in Section 10 and the other terms and conditions hereof, the execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder shall not result in the violation of: (i) any Law applicable to the Buyer; (ii) any material contract to which the Buyer is bound; or (iii) the Governing Documents of the Buyer, except for such violations as would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No consent, approval or authorization of or filing with any third party or any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which the Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except: (i) filings required with respect to the Federal Power Act; and (ii) consents, approvals, authorizations, or filings which, if not made or obtained, would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or consummate the transactions contemplated hereby or thereby.

7.4 Brokers’ Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any other broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

7.5 Litigation.  No action, suit, claim, demand, or other proceeding is pending or, to the Buyer’s Knowledge, threatened that (i) would be reasonably likely to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement or any other Transaction Agreement to which it is a party or consummate the transactions contemplated hereby or thereby or (ii) questions the validity of this Agreement or any other Transaction Agreement or of any action taken or to be taken pursuant to or in connection with the provisions hereof or thereof.

7.6 [Reserved]

7.7 Availability of Funds.

(a) Attached as Section 7.7(a) of the Disclosure Schedules is a true and complete copy of the Equity Commitment Letter. The Equity Commitment Letter is a legal, valid and binding obligation of Buyer and the Sponsors. Subject to its terms and conditions, the aggregate proceeds to be disbursed pursuant to the Equity Commitment Letter would provide Buyer with cash proceeds at the Closing sufficient to make the payments required by Section 2.

(b) Attached as Section 7(b) of the Disclosure Schedules is a copy of the draft debt financing term sheet entitled “Project Hoff — Outline of Terms and Conditions” dated as of June 22, 2010 (the “Debt Term Sheet”).

8 Covenants of the Sellers.  Each Seller hereby covenants and agrees, solely with respect to itself, the Parent Company the Interests of which it is selling to the Buyer (and, where applicable, such Parent Company’s subsidiaries and the Project owned and operated by such entities), or such Interests, as the case may be, and not with respect to any other Seller, Company, Project, or Interest, as follows:

8.1 General.  Prior to the Closing, each Seller shall use commercially reasonable efforts to effect the consummation of the transactions contemplated by this Agreement as soon as practicable (including giving all required notices to third parties and obtaining all required third-party consents as may be required for the satisfaction, but not waiver, of the closing conditions set forth in Section 10).

8.2 Notices, Consents and Approvals.

(a) FERC.  Each Seller shall cooperate with the Buyer to jointly prepare and file, or cause to be filed, as promptly as practicable after the date hereof, with FERC any application required to be filed pursuant to Section 203(a) of the Federal Power Act, requesting approval for the transactions contemplated hereby to the extent required.

(b) Consent Statement(s)/Consent Solicitations.  As promptly as reasonably practicable after the date hereof (and no later than ten (10) Business Days following the date hereof), the Sellers’ Representative shall prepare, or cause to be prepared, and in the case of Trust III and Trust IV (also no later than ten (10) Business Days following the date hereof) file with the SEC, consent statements to be sent to the holders of shares of each of Trust I, Trust III, Trust IV and B Fund in connection with each such Seller’s Consent Solicitation (together with any amendments thereof or supplements thereto, the “Consent Statements” and each a “Consent Statement”). The Sellers’ Representative, after consultation with Buyer, will use commercially reasonable efforts to respond promptly to any comments made by the staff of the SEC with respect to the Consent Statements that are filed with the SEC. Without limiting the generality of the foregoing, (x) prior to filing any Consent Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the staff of the SEC with respect thereto, the Sellers’ Representative shall (A) give Buyer a reasonable opportunity to review and comment on such documents or response and (B) include such documents or response comments reasonably and promptly proposed by Buyer, and (y) Buyer shall promptly furnish all information relating to Buyer and its Affiliates as the Sellers’ Representative may reasonably request (or as may be required in the sole, but reasonable, judgment of the Sellers’ Representative to be included in the Consent Statements) in connection with such actions and the preparation of the Consent Statements, except for information that is confidential, proprietary or commercially sensitive to the Buyer’s business. Provided the Sellers’ Representative has not made a Financing Delay Determination under Section 8.11(c) and this Agreement has not been terminated in accordance with Section 13.1, then, subject to applicable Law, as promptly as reasonably practicable after the staff of the SEC indicate they have no further comments regarding any of the Consent Statements filed with the SEC by the Sellers’ Representative (but in any event within five (5) Business Days thereafter), the Sellers’ Representative shall mail or cause to be mailed all of the Consent Statements (whether or not filed with the SEC) to the respective holders of Equity Interests of each of Trust I, Trust III, Trust IV and B Fund for the purpose of obtaining the Shareholder Approval for each such Seller (the “Consent Solicitations” and each a “Consent Solicitation”). Subject to Section 8.8, each of the Consent Statements shall include the recommendation of the managing shareholder of the applicable Seller recommending to the shareholders of such Seller the approval and adoption of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby (each such recommendation with respect to the shareholders of Trust I, Trust III, Trust IV or B Fund regarding the sale of the Providence Company Interests, a “Providence Recommendation” and the recommendation with respect to the shareholders of Trust I regarding the sale of the Olinda Company Interests, the “Olinda Recommendation” and together with the Providence Recommendation, the “Recommendations”). The Sellers’ Representative will advise Buyer, as promptly as practicable, after it receives notice thereof, of any request by the staff of the SEC for amendment of any Consent Statement filed with the SEC or comments thereon and responses thereto or requests by the staff of the SEC for additional information. If at any time prior to the Closing, any information, event or circumstance relating to any party hereto, or their respective officers, directors, Affiliates or Representatives, should be discovered by any party hereto (as it relates to such party) that may reasonably be required to be set forth in an amendment or supplement to one or more of the Consent Statements so that such Consent Statements do not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information, event or circumstance shall promptly inform the other parties hereto and, to the extent required by Law in the sole judgment of the Sellers’ Representative, an appropriate amendment or supplement describing such information, event or circumstances shall be promptly prepared, and with respect to Trust III or Trust IV filed by the Sellers’ Representative with the SEC, and, if required, disseminated to the holders of shares of Trust I, Trust III, Trust IV or B Fund (as applicable).

(c) Prior to the Closing, each Seller shall cooperate with the Buyer and use commercially reasonable efforts to: (i) promptly prepare, support, assist in preparing, join in, and file any filings, applications, and all other necessary documentation; (ii) effect all necessary applications, notices, petitions, and filings, and execute all agreements and documents; and (iii) obtain and not oppose, directly or indirectly, all necessary consents, approvals, and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which such Seller or any of the Companies to be sold by it hereunder is a party or by which any of them or any of their respective properties is bound. Each Seller agrees that the Buyer shall have the right to review in advance all information relating to the transactions contemplated by this Agreement that appear in any filing made by such Seller in connection with the transactions contemplated hereby.

(d) On or before the Closing Date, each Seller shall use its commercially reasonable efforts to renew or extend any Permit applicable to the operation of the Companies to be sold by such Seller hereunder that has expired or will expire prior to or within ninety days after the Closing Date and shall take such other actions to preserve any Permit in the ordinary course of business.

8.3 Operation of Business.

(a) Unless otherwise contemplated by this Agreement or with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), during the Interim Period, Trust I shall, and shall cause the Olinda Companies to, and the Providence Sellers shall, and shall cause the Providence Companies to:

(i) operate and maintain the Olinda Operating Business or the Providence Operating Business, as the case may be, in the ordinary course of business consistent with past practice and Good Engineering Practices (including the continued scheduling and performance of regular and customary maintenance, and maintenance overhauls);

(ii) use their respective commercially reasonable efforts to (x) preserve intact in all material respects their business, organization, and goodwill, (y) preserve their relationship with Persons having business dealings with respect to the conduct of their business (including, without limitation, customers, suppliers, service providers), and (z) provide the Buyer with reports of meetings with any Governmental Authority regarding the Project or the Expansions;

(iii) pay in the ordinary course of business all Taxes, lease payments, insurance premiums, trade payables and any other amounts due in relation to the Companies or the Projects as they come due;

(iv) promptly notify Buyer of any breach of any representation, warranty, covenant or agreement of Sellers or the Companies hereunder or any Material Adverse Effect;

(v) continue to pursue the Olinda Expansion and the Providence Expansion (as the case may be) in such manner as may be reasonably determined by Sellers; provided that the Expansions will be pursued in a manner not inconsistent with the descriptions in Annexes 4 and 6, respectively, and no amendment to such descriptions shall be made without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(vi) obtain title insurance (at Trust I’s cost) for the Olinda Project and the Olinda Expansion on terms reflected in the existing title insurance commitment dated March 10, 2010 (Order No.: 810066724-X49);

(vii) within ten (10) days from the date of this Agreement, cause the Olinda Companies and the Providence Companies to issue limited notices to proceed to DCO California, Inc. and to DCO Energy, LLC as contemplated by the Olinda EPC Contract and the Providence EPC Contract, respectively, in order to cause the contractor thereunder to provide and/or arrange for the provision of engineering, site preparation and related services to the Olinda Companies and Providence Companies (as applicable) so as to advance the construction of the Olinda Expansion and the Providence Expansion; and

(viii) make capital and maintenance expenditures in accordance with the budget attached hereto as Annex 8.

(b) Except (i) as required or otherwise specifically permitted by the terms of this Agreement, (ii) as set forth in Section 8.3(b) of the Disclosure Schedules, or (iii) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, Trust I shall not cause or permit any of the Olinda Companies to, and the Providence Sellers shall not cause or permit any of the Providence Companies to (where applicable):

(A) amend its Governing Documents or recapitalize, reorganize, liquidate, dissolve, or wind up;

(B) issue any Equity Interests (other than Equity Interests issued to Trust I or the Providence Sellers (as applicable) in exchange for the cancellation of inter-company Indebtedness);

(C) sell, lease, license or dispose of any Assets, other than as used, consumed, or replaced in the ordinary course of business consistent with past practice and Good Engineering Practices (but only to the extent that such Assets are not material for the operation of the business of either the Olinda Companies or the Providence Companies as currently conducted or as proposed to be conducted by the Expansions);

(D) encumber, pledge, mortgage, or suffer to be imposed on any Assets any material Lien other than Permitted Encumbrances;

(E) terminate, allow to expire, amend, modify, grant any waiver under or provide any consent under any Olinda Project Contract or any Providence Project Contract;

(F) elect to be taxed as a corporation for federal or any state income Tax purposes, adopt or change any method of Tax accounting, file any amended Tax Return, surrender any right to claim a Tax refund, enter into any closing agreement, settle any claim or assessment relating to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(G) change any of its financial accounting methods, policies, or practices, except as required by GAAP or applicable Law;

(H) incur Indebtedness that remains outstanding after the Closing and that does not otherwise reduce the Olinda Purchase Price or the Providence Purchase Price (as applicable) as contemplated by Section 2;

(I) declare, make or pay any dividends or equity distributions to any of the Sellers or pay any other return of or on the capital investments of any of the Sellers, or redeem, purchase or otherwise acquire any Equity Interests;

(J) settle or compromise any action or proceeding if such settlement or compromise would result in a liability or materially restrict the business of any of the Companies following the Closing;

(K) acquire, merge or consolidate with, or make any investment in or loan or advance to, or purchase substantially all of the assets of, any Person, except for purchases of assets in an aggregate amount of no more than $500,000;

(L) take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(M) enter into any contract (i) outside of the ordinary course of business or (ii) restricting in any material respect the conduct of the business of any of the Companies or the Olinda Project, the Providence Project, the Olinda Expansion or the Providence Expansion;

(N) enter into any contract which survives Closing with any officer, director, shareholder, trustee or beneficiary of any shareholder, member, manager or other insider or Affiliate;

(O) delay the payment of accounts payable or accelerate the collection of or discount any accounts receivable, other than in the ordinary course of business consistent with past practices or as contemplated in the Agreed Accounting Principles;

(P) (i) make any capital expenditures or commit to make any capital expenditures for the Olinda Expansion in excess of the budget for capital expenditures specifically set forth in the plan for the Olinda Expansion, and attached hereto as Annex 9, or (ii) make any capital expenditures or commit to make any capital expenditures for the Providence Expansion in excess of the budget for capital expenditures specifically set forth in the plan for the Providence Expansion, and attached hereto as Annex 10;

(Q) assume or guarantee the obligations of any Person other than a Company in the ordinary course of business;

(R) enter into any contract, agreement or arrangement that would be a Olinda Project Contract or a Providence Project Contract if entered into prior to the date hereof;

(S) enter into any contract, agreement or arrangement that restricts, limits or impedes the ability to conduct its business or line of business in any geographic area;

(T) discharge or satisfy any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

(U) enter into any (i) lease for real property (including any landfill gas resource), (ii) energy, capacity or ancillary service purchase, sale, exchange, option, swap, or other arrangement, (iii) environmental attribute purchase or sale agreement, (iv) electric transmission agreement, (v) capital equipment lease or purchase agreement, or (vi) services agreement related to the development or management of landfill gas resources or the operation and maintenance of the Projects;

(V) enter into any unhedged or otherwise speculative transaction;

(W) make or grant any bonus, wage or salary increase to any employee or group of employees, or make or grant any increase in any employee benefit plan or arrangement, or, except as required by Law, amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement; or

(X) enter into any agreement, or otherwise become obligated, to take any of the foregoing actions.

With respect to the actions described in clause (H), (M)(i) or (P) above, the Sellers shall promptly notify the Buyer of any Emergency Situation that excuses the Sellers from obtaining the Buyer’s approval thereunder, which notice shall include the Sellers’ proposed response to that Emergency Situation and a good faith estimate of the cost of the Sellers’ proposed response. The Buyer may propose a good faith alternative response to such Emergency Situation, in all cases within twenty four (24) hours of receipt of the Sellers’ notice and proposal. If the Sellers conclude in good faith that the Buyer’s alternative proposal for such Emergency Situation conforms to Good Engineering Practices and that such proposal can be implemented within a time period, at a cost and with a likelihood of success better than the Sellers’ original proposal, then the Sellers shall implement the Buyer’s alternative proposal for such Emergency Situation without further action required. If the Buyer fails to propose an alternative response to such Emergency Situation as described above within twenty four (24) hours of receipt of the Sellers’ notice and proposal, or if the Sellers conclude in good faith that (i) the Buyer’s alternative proposal for such Emergency Situation does not conform to Good Engineering Practices or (ii) such proposal cannot be implemented within a time period, at a cost and with a likelihood of success better than the Sellers’ original proposal, then the Sellers shall have the right to implement the Sellers’ proposed response for such Emergency Situation without further action required. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parties agree that any action taken by the Sellers in response to an Emergency Situation in compliance with this paragraph shall not constitute a breach of Sections 8.3(b)(H), 8.3(b)(M)(i) or 8.3(b)(P), but will not otherwise alter Buyer’s closing conditions, indemnification, remedies or the calculation of the Purchase Price contemplated in this Agreement.

8.4 Access and Information.  During the Interim Period, each Seller shall cause the Companies to be sold by it hereunder to: (i) permit the Buyer and Representatives of the Buyer during normal business hours to have access upon reasonable notice, in a manner so as not to interfere with the normal business operations of such Companies or RPMC, to the Sites, Assets, premises, properties, books, and records (including Tax records) associated with the related Project or Expansion and to permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (ii) provide the Buyer with such financial and operating data and other similar information relating to such Companies or such Project or Expansion in such Seller’s or any Companies’ possession or control, or to which any Seller or any Company has a contractual right as the Buyer may reasonably request; (iii) furnish or make available to the Buyer with a copy of each material report, schedule, or other document filed or received by such Seller or such Companies with respect to such Projects or Expansions with a Governmental Authority and provide the Buyer with reports of any meetings with a Governmental Authority relating to the Projects or Expansions; and (iv) provide the Buyer with regular updates regarding the progress of the design, permitting and development of the Expansions. Notwithstanding the foregoing, none of the Sellers shall be obligated to cause any of the Companies to: (i) provide any information, records, or documents to the extent that the provision of such information, records, or documents could violate any contractual obligation (after seeking a waiver of such contractual obligation) or result in the loss of the attorney-client privilege with respect to such information, records, or documents; or (ii) supply the Buyer with any information, records, or documents that any of the Companies or any of their Affiliates is under a legal obligation not to supply (after seeking a waiver of such legal obligation, where applicable). The Buyer shall hold any information, records, or documents provided to it pursuant to this Section 8.4 or any other provision of this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference.

8.5 Schedule Update.  From time to time prior to the Closing Date, each Seller shall supplement or amend and deliver updates to the Disclosure Schedules (each a “Schedule Update”), to the extent that new items are discovered or new matters arise which any Seller was otherwise entitled or obligated to disclose hereunder. No Schedule Update delivered pursuant to this Section 8.5 shall be deemed to cure any breach of this Agreement (determined without regard to any such Schedule Update).

8.6 Further Assurances.

(a) At any time and from time to time after the Closing, at the written request of the Buyer, each Seller shall, subject to Section 14.14 and Section 12.2.: (i) execute and deliver such instruments of sale, transfer, conveyance, assignment, and confirmation; and (ii) take such action, in each case as such Seller and the Buyer may reasonably agree is necessary to transfer, convey, and assign to the Buyer and to confirm the Buyer’s title to or interest in the Interests (at such Seller’s expense), and the Companies and their respective Assets (at the Buyer’s expense), to be sold by such Seller hereunder.

(b) The Buyer acknowledges that one or more of the Sellers and/or certain of their Affiliates may liquidate their assets and dissolve following the Closing, and nothing set forth in this Section 8.6 or elsewhere in this Agreement shall be deemed to restrict or limit in any way the right of any of the Sellers or any Affiliate of the Sellers to do so at any time after the Closing Date.

8.7 Access after Closing.  For a period of two (2) years after the Closing Date (or such longer period as may be reasonably required in the case of a Tax Controversy), the Buyer shall have reasonable access to all of the records, books, and documents of the Sellers related to the Companies and the Projects to the extent that such access may be necessary in connection with matters relating to or affected by the operations of the Companies or the Projects prior to the Closing Date (including, without limitation, liabilities with respect to Taxes). Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs or expenses incurred by it or out-of-pocket costs of any Seller pursuant to this Section 8.7. If any Seller shall desire to dispose of any records, books, or documents that may relate to operations of any of the Companies or any of the Projects before the Closing prior to the expiration of such two-year period, such Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such records, books, or documents as the Buyer may select. The Buyer acknowledges that one or more of the Sellers and/or certain of their Affiliates may liquidate their assets and dissolve, and nothing set forth in this Section 8.7 shall be deemed to restrict or limit in any way the right of any of the Sellers or any Affiliate of the Sellers to do so at any time after the Closing Date, including prior to the conclusion of such two-year period.

8.8 Exclusivity.

(a) The Sellers, the Parent Companies, RRP and RPMC shall, and they each shall cause their respective Representatives and, in the case of the Sellers and the Parent Companies, the Companies, to, immediately cease and cause to be terminated any discussions or negotiations with any third party (other than Buyer and its Affiliates) that may be ongoing as of the date hereof with respect to an actual or potential Alternative Transaction. In addition, the Sellers, the Parent Companies, RRP, and RPMC shall not, and they each shall cause their respective Representatives and, in the case of the Sellers and the Parent Companies, the Companies, not to, subject to Section 8.8(b) below, (i) directly or indirectly, solicit, or initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction, (ii) enter into any agreement or agreement in principle with respect to an Alternative Transaction, (iii) engage in negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to any Alternative Transaction; provided, however, that at any time prior to obtaining the Shareholder Approvals, in response to a bona fide Alternative Transaction received by the Sellers or the Sellers’ Representative after the date hereof that was not solicited in violation of this Section 8.8 and that RRP, as the managing shareholder of the Trusts, determines in good faith (after consultation with outside legal counsel and financial advisors) would reasonably be expected to lead to a Superior Proposal, and, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Transaction would be inconsistent with its fiduciary duties under applicable Law and the governing documents of such Seller (as such documents are in effect as of the date hereof), then the Sellers’ Representative may (on behalf of Trust I or the Providence Sellers (as applicable)), in response to such Alternative Transaction (x) provide access to its properties, personnel, books and records and furnish information to the Person making such Alternative Transaction and (y) participate in discussions or negotiations with the Person making such Alternative Transaction regarding such Alternative Transaction; provided, that, prior to furnishing such information to or entering into discussions or negotiations with such Person, the Sellers’ Representative shall receive from such Person an executed confidentiality agreement, the terms of which shall be substantially similar to, and not materially less favorable to the Sellers and the Companies than, in the aggregate, those contained in the Confidentiality Agreement; provided, further that the Sellers’ Representative shall promptly provide to Buyer any non-public information concerning the Sellers or the Companies not previously provided to Buyer or its Representatives that is provided to the Person making such Alternative Transaction.

(b) Notwithstanding any provisions in this Section 8.8 to the contrary, prior to obtaining the applicable Shareholder Approval, RRP, as the managing shareholder of the Trusts, may, in response to a Superior Proposal, (i) withdraw (or not make or continue to make) or modify, or publicly propose to withdraw (or not make or continue to make) or modify, both the Olinda Recommendation and the Providence Recommendation, (ii) enter, or cause the Sellers to enter, into an agreement regarding such Superior Proposal, or (iii) approve or recommend any such Superior Proposal, in each case, if (A) RRP, as the managing shareholder of the applicable Trusts, has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of RRP to the holders of shares of the applicable Trusts under applicable Law and the governing documents of such Seller (as such documents are in effect as of the date hereof), (B) (1) the Sellers’ Representative has given the Buyer three (3) days prior written notice of RRP’s intention, as the managing shareholder of the applicable Trusts, to take such action (it being understood and agreed that any change to the consideration offered or other material terms of such Superior Proposal shall require an additional notice to Buyer and a new three (3) day notice period) and (2) RRP shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Buyer and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (3) the Sellers and the Companies (as applicable) shall have complied in all respects with their obligations under this Section 8.8 and (C) the Sellers’ Representative shall have terminated this Agreement in accordance with the provisions of Section 13.1(d) hereof and shall have paid to Buyer the termination fee and expenses in accordance with Section 13.2(c). None of the Sellers nor the Companies shall, after the date hereof, enter into any confidentiality agreement that would prohibit it from providing any of the above information to the Buyer.

(c) For purposes of this Agreement, “Alternative Transaction” means any proposal or offer, in each case made in writing, from any third party, relating to, in a single transaction or a series of related transactions, any (a) merger, consolidation, business combination, reorganization, share exchange, spin-off, split-off, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of 20% or more of the assets (based on fair market value) of any of the Providence Companies or any of the Olinda Companies, or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20% of the Equity Interests of or the consolidated assets (based on their fair market value) of any of the Olinda Companies or any of the Providence Companies.

8.9 Affiliate Transactions.  Except as otherwise provided herein or in any other Transaction Document, each Seller shall cause: (i) all accounts, whether payables or receivables, between any of the Companies, on the one hand, and such Seller or any of its Affiliates (other than the Companies), on the other hand, to be paid or released in full prior to the Closing (with no liability or adverse impact to Buyer or the Companies following the Closing); (ii) all other contracts between any of the Companies, on the one hand, and such Seller or any of its Affiliates (other than the Companies), on the other hand, to be terminated with no liability or adverse impact to Buyer or the Companies (following the Closing), or other force or effect after the Closing; and (iii) all officers and directors of the Companies to resign effective as of the Closing (without any liability to Buyer or the Companies following the Closing).

8.10 Non-Solicitation.

(a) Each Seller hereby acknowledges that it or he is familiar with the Companies’ trade secrets and other confidential information. Each Seller acknowledges and agrees that the Companies would be irreparably damaged if it were to provide services to or otherwise participate in the business of any Person competing with the Companies in a similar business and that any such competition by any Seller would result in a significant loss of goodwill by the Companies. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.10 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.10. Therefore, in further consideration of the amounts to be paid hereunder for the Equity Interests and the goodwill of the Companies sold by Sellers, each Seller agrees that he shall not (and shall cause his Affiliates not to), for a period of three (3) years after the Closing Date, (i) induce, or attempt to induce, any employee of the Companies to terminate his association with the Companies, or in any way interfere with the relationship between the Companies or any of their Affiliates, on the one hand, and any employee, on the other hand or (ii) hire any person who was an employee of the Companies at any time during the six month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any dispute under this Section 8.10 that any such hiring is in violation of clause (i) above).

(b) The covenants contained in this Section 8.10 are considered by the Sellers to be fair, reasonable and necessary for the protection of Buyer and the Companies. Each Seller acknowledges that the scope, duration and area of the restrictions contained in this Section 8.10 are both reasonable and necessary for the legitimate protection of Buyer and the Companies following the Closing Date. If any portion of this Section 8.10, or any portion of any subsection of this Section, shall be determined by any court of competent jurisdiction to be unenforceable, then such Section or subsection shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable, and the Parties shall forthwith amend this Agreement to the extent required to render it enforceable.

(c) If any Seller or any of his respective Affiliates breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 8.10, Buyer and the Companies shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Companies or their Affiliates at law or in equity:

(i) the right and remedy to have the covenants set forth in this Section 8.10 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants set forth in this Section 8.10 would cause irreparable injury to Buyer and the Companies and that money damages would not provide an adequate remedy to Buyer and the Companies; and

(ii) the right and remedy to require the breaching Seller to account for and pay over to Buyer or the Companies any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the covenants set forth in this Section 8.10.

(iii) In the event of any breach or violation by a Seller of any of the covenants set forth in this Section 8.10, the time period of such covenant for such breaching Seller shall be tolled until such breach or violation is resolved.

8.11 Cooperation in connection with Financings.

(a) The Sellers shall, and shall cause the Companies to, provide such cooperation as may be reasonably requested by Buyer in connection with its debt financing activities relating to the Projects or the Expansions, including: (i) participation in meetings, drafting sessions, and due diligence sessions, and otherwise assisting Buyer in the preparation of offering, marketing and syndication materials; (ii) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any of its debt financing activities related to the Projects or the Expansions (the “Financing Entities”), including participation in management presentation sessions, meetings with rating agencies, and “road shows;” (iii) furnishing Buyer and the Financing Entities with financial and other pertinent information regarding the Companies and their assets as may be reasonably requested by Buyer, including all financial statements, pro forma statements, business projections, and other financial data of the type required by Regulation S-X and Regulation S-K for a “Smaller Reporting Company” under the Securities Act, or of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses, bank books and similar documents; (iv) providing and executing documents as may be reasonably requested by Buyer, including a certificate of the Chief Financial Officer of the Companies with respect to solvency matters and consents of accountants for use of their reports in any materials relating to Buyer’s debt financing activities relating to the Projects or the Expansions; (v) reasonably facilitating the pledging of collateral; and (vi) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Buyer; it being understood that neither RPMC, the Companies nor the Sellers shall be required to bear any of the out-of-pocket costs, including accountants and attorneys’ fees, for any such cooperation in connection with such debt financing activities prior to the Closing.

(b) The Sellers shall, and shall cause the Companies, in addition to clause (a) above, and to the extent reasonably required by Buyer: (i) to the extent feasible, execute any assignments, amendments and modifications to any documents that are effective only if Closing occurs or are relevant to the debt financing (including, without limitation, any Material Project Document (including those currently in draft form) reasonably requested by the Financing Entities or the Buyer, if any; and (ii) to promptly execute or consent to other documents that are effective only if Closing occurs or to the extent reasonably required by any Financing Entities or the Buyer in connection with the debt financing. The Sellers shall, and shall cause the Companies to, also provide such data, reports, certifications and other documents as may be reasonably requested by any Financing Entities or the Buyer with respect to the debt financing (including, as the case may be, any such data, reports, certifications, and other documents required with respect to any Treasury Grant application). Without limiting the foregoing, as soon as feasible after determination of the layout of the Olinda Expansion, BPP and BPII shall use commercially reasonable efforts to have surveyed the “Site” (as described therein) licensed to such parties under the Third Amended & Restated Landfill Gas Rights & Production Facilities Agreement referred to in the definition of Material Project Documents and to have such agreement amended to reflect such survey.

(c) Within four (4) Business Days following Buyer’s receipt of a duly executed copy of a binding debt financing commitment with its lenders with respect to the debt financing of the Projects and/or the Expansions, Buyer shall deliver a copy of such debt financing commitment to the Sellers’ Representative (for the benefit of the Sellers). Within four (4) Business Days following receipt of such debt financing commitment, RRP, as the managing shareholder of the Trusts, shall make a determination in good faith (after consultation with outside counsel and financial advisors) whether such debt commitment contains any changes to the conditions to closing the transactions contemplated by this Agreement from those set forth in the Debt Term Sheet (including Section 50 thereof) and, if so, whether such changes would reasonably be likely to delay the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement would not be capable of completion by the Termination Date, including, if such changes would require a modification of any material Permit or of any Material Project Document in a manner that would reasonably be likely to result in such delay (such a determination a “Financing Delay Determination”). Within three (3) Business Days following receipt of such debt financing commitment, the Sellers’ Representative shall notify Buyer whether a Financing

Delay Determination has been made (and shall specify the factors underlying such determination in detail). If the Sellers’ Representative does not so notify Buyer within such three (3) Business Day time period, then it shall be deemed that no such Financing Delay Determination was made. In the event that the Sellers’ Representative delivers a Financing Delay Determination to Buyer, then Buyer and the Sellers shall work together in good faith to eliminate such delay (if practicable), including by discussing such delay with Buyer’s lenders (to the extent agreed upon by Buyer and Buyer’s lenders without additional cost or expense to Buyer) such that the Closing could take place prior to the Termination Date. In the event that the parties are unable to remove any such delay resulting in such Financing Delay Determination within five (5) Business Days following Buyer’s receipt thereof, then the Seller Representative shall not be required to mail or cause to be mailed the Consent Statements to the respective holders of Equity Interests of each of Trust I, Trust III, Trust IV and B Fund for the purpose of obtaining the Shareholder Approval for each such Seller and Buyer shall be permitted to terminate this Agreement in accordance with Section 13.1(f).

8.12 Interim Financial Statements.  During the period commencing on the date hereof and ending at the earlier of the termination of this Agreement or immediately prior to the Closing, the Sellers shall (i) cause the Companies to provide to Buyer, within fifteen (15) days of the end of each calendar month, the unaudited consolidated balance sheet, income statement and statement of cash flows as of the end of, or for, such month as applicable, for the Olinda Company Group and the Providence Company Group (as applicable) each on a consolidated basis subject to customary adjustments and the absence of footnotes, (ii) cause the Companies to provide to Buyer, within fifteen (15) days of the end of each fiscal quarter, the unaudited consolidated balance sheet and the unaudited consolidated statements of income and of cash flow for such fiscal quarter for the Olinda Company Group and the Providence Company Group (as applicable) each on a consolidated basis subject to customary adjustments and the absence of footnotes, (iii) cause the Companies to provide to Buyer, such other financial statements and information as contemplated by Section 50(w) of the Debt Term Sheet, and (iv) cause the Companies to endeavor to provide to Buyer, such other financial statements and information, as may reasonably be requested by the Buyer or the Financing Entities.

9 Covenants of the Buyer.  The Buyer covenants and agrees as follows:

9.1 General.

(a) Prior to the Closing, the Buyer shall use commercially reasonable efforts to effect the consummation of the transactions contemplated by this Agreement, as soon as reasonably practicable after the date hereof (including satisfaction, but not waiver, of the closing conditions set forth in Section 10).

(b) The Buyer shall perform all obligations of the Buyer set forth in Section 8 in accordance with the applicable terms thereof.

(c) The Buyer shall use diligent and commercially reasonable efforts to (i) obtain a firm commitment for the debt financing contemplated by the Debt Term Sheet, on terms substantially similar to those set forth on the Debt Term Sheet or on such other terms as shall enable the timely consummation of the transactions contemplated by this Agreement (but shall have no obligation to obtain any such commitment for the debt financing on terms less favorable to Buyer than those set forth in the Debt Term Sheet, including, without limitation, with respect to each of the debt facilities contemplated by the Debt Term Sheet), and (ii) ensure that the Equity Commitment Letter remains in effect through the Closing and (iii) upon satisfaction of the conditions precedent to Closing set forth in Section 10.1, cause the Sponsors to make the equity contributions contemplated under the Equity Commitment Letter (in accordance with the terms thereof).

9.2 Notices, Consents and Approvals.

(a) The Buyer shall cooperate with the Sellers to jointly prepare and file, or cause to be filed, as promptly as practicable after the date hereof, with FERC an application pursuant to Section 203(a) of the Federal Power Act, requesting approval for the transactions contemplated hereby.

(b) Prior to the Closing, the Buyer shall cooperate with the Sellers and use commercially reasonable efforts to: (i) promptly prepare, support, assist in preparing, join in, and file any filings, applications, and all other necessary documentation; (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents; and (iii) obtain and not oppose, directly or indirectly, all necessary consents, approvals, and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, any consent of FERC and the Committee on Foreign Investment in the United States, or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which the Buyer is a party or by which it or any of its properties is bound. The Buyer agrees that each of the Sellers and the Sellers’ Representative shall have the right to review in advance all information relating to the transactions contemplated by this Agreement that appear in any filing made by the Buyer in connection with the transactions contemplated hereby.

(c) The Buyer shall cooperate with all efforts and actions taken by any of the Sellers pursuant to Section 8.2(d).

(d) Buyer has provided the Sellers with its good faith analysis as to why a joint voluntary notification to the Committee on Foreign Investment in the United States under Section 721 of the Defense Production Act of 1950 is not necessary in connection with this transactions contemplated by this Agreement.

9.3 Further Assurances.  At any time and from time to time after the Closing, at the request of any of the Sellers or the Sellers’ Representative, the Buyer shall, subject to Section 14.14: (i) execute and deliver such instruments of sale, transfer, conveyance, assignment, and confirmation; and (ii) take such action, in each case as such Seller or Sellers or the Sellers’ Representative, and Buyer may reasonably agree is necessary to transfer, convey, and assign to the Buyer and to confirm Buyer’s title to or interest in the Interests.

9.4 Access after Closing.  For a period of two (2) years after the Closing Date (or such longer period as may be reasonably requested in the case of a Tax controversy), the Sellers shall have reasonable access to all of the records, books, and documents of the Buyer related to the Companies and the Projects to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Companies or the Projects prior to the Closing Date (including, without limitation, liabilities with respect to Taxes and the Sellers’ use of Production Tax Credits). Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by them or the Buyer pursuant to this Section 9.4. If the Buyer shall desire to dispose of any records, books, or documents that may relate to operations of the Companies or the Projects before the Closing prior to the expiration of such period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Sellers’ expense, to segregate and remove such records, books, or documents as the Sellers may select.

9.5 Support Services.  The Buyer acknowledges that the Companies currently receive (or have received in the past) from the Sellers or their Affiliates (including RPMC) certain corporate and other services and support, including operations and maintenance, general and administrative services, audit services, legal services, human resources services, tax services, finance services, cash management services, information technology services and support and insurance and facilities-related support.. The Buyer acknowledges that, except as expressly provided in the other Transaction Agreements, such services shall cease at the Closing, and all agreements and arrangements in respect thereof shall terminate as of the Closing, with no further obligation of any party thereto.

9.6 Use of Name.  The Buyer and its Affiliates (including the Companies following the Closing) shall not use any name which includes “Ridgewood” for any purpose following the Closing; provided, however, that after the Closing Date, the Buyer and its Affiliates (including the Companies) shall be permitted to use names which include “Ridgewood” solely for the purposes of (i) for a period of 120 days, communicating the Buyer’s acquisition of the Interests to the Projects’ vendors and business prospects, (ii) for a period of 120 days, in the Governing Documents of the Companies; and (iii) to the

extent reflected on any of the Projects’ Permits or any filings with Governmental Authorities, operating the Projects.

9.7 Acknowledgements and Agreements of the Buyer.

(a) THE BUYER AGREES AND ACKNOWLEDGES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (I) TRUST I MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER OR ANY OTHER PERSON WITH RESPECT TO THE BREA PARENT INTERESTS OR THE OLINDA COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 3 AND SECTION 4, AND (II) NONE OF THE PROVIDENCE SELLERS MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE BUYER OR ANY OTHER PERSON WITH RESPECT TO THE RILG INTERESTS OR THE PROVIDENCE COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 3 AND SECTION 5. THE BUYER AGREES AND ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY TRUST I AND THE PROVIDENCE SELLERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3, SECTION 4 AND SECTION 5, THE BREA PARENT INTERESTS, THE RILG INTERESTS, THE OLINDA PROJECT, THE PROVIDENCE PROJECT, THE OLINDA COMPANIES, THE PROVIDENCE COMPANIES AND THEIR ASSETS ARE SOLD “AS IS, WHERE IS.”

(b) THE BUYER AGREES AND ACKNOWLEDGES THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN (I) SECTION 3 AND SECTION 4, TRUST I SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE OLINDA COMPANIES, THE OLINDA PROJECT, OR ANY PART THEREOF OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND (II) SECTION 3 AND SECTION 5, EACH OF THE PROVIDENCE SELLERS SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE PROVIDENCE COMPANIES, THE PROVIDENCE PROJECT, OR ANY PART THEREOF OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(c) THE BUYER AGREES AND ACKNOWLEDGES THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN (I) SECTION 3 AND SECTION 4, TRUST I SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO TITLE TO OR THE CONDITION, VALUE OR QUALITY OF THE OLINDA PROJECT, OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE OLINDA COMPANIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE SUITABILITY OF THE OLINDA PROJECT FOR OPERATION AS A POWER PLANT OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY, THE ACTUAL OR RATED GENERATING CAPABILITY OF THE OLINDA PROJECT, OR THE ABILITY OF ANY OF THE OLINDA COMPANIES TO SELL THE OLINDA PROJECT’S ENVIRONMENTAL ATTRIBUTES, ELECTRIC ENERGY, CAPACITY, OR OTHER PRODUCTS, OR AS TO COMPLIANCE WITH, OR THE EXISTENCE OF ANY LIABILITY (OR POTENTIAL LIABILITY) UNDER, ENVIRONMENTAL LAWS, AND (II) SECTION 3 AND SECTION 5, EACH OF THE PROVIDENCE SELLERS SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO TITLE TO OR THE CONDITION, VALUE OR QUALITY OF THE PROVIDENCE PROJECT, OR

THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROVIDENCE COMPANIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE SUITABILITY OF THE PROVIDENCE PROJECT FOR OPERATION AS A POWER PLANT OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY, THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROVIDENCE PROJECT, OR THE ABILITY OF ANY OF THE PROVIDENCE COMPANIES TO SELL THE PROVIDENCE PROJECT’S ENVIRONMENTAL ATTRIBUTES, ELECTRIC ENERGY, CAPACITY, OR OTHER PRODUCTS, OR AS TO COMPLIANCE WITH, OR THE EXISTENCE OF ANY LIABILITY (OR POTENTIAL LIABILITY) UNDER, ENVIRONMENTAL LAWS.

(d) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the Interests and the financial condition, liabilities, results of operations and projected operations of the Companies and the nature and condition of their respective properties, assets, and businesses (including the Projects and the Expansions) and, in making the determination to proceed with the transactions contemplated by this Agreement and the other Transaction Agreements, has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Sections 3, 4 and 5. The Buyer hereby disclaims reliance on any other representation, warranty or guarantee, whether express or implied. The Buyer acknowledges that (i) none of the Sellers or the Companies, any of their Representatives, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Interests or the Companies or their respective properties, assets, or businesses (including the Projects and the Expansions), or other matters that is not expressly included in Sections 3, 4 and 5 and (ii) there are no agreements, understandings or covenants among the Parties regarding the Interests or the Companies or their respective properties, assets, or businesses (including the Projects and the Expansions), or their transfer, other than those expressly incorporated in this Agreement and the other Transaction Agreements. Without limiting the generality of the foregoing, none of the Sellers or the Companies, any of their Representatives, or any other Person has made any representation or warranty to the Buyer with respect to (A) any projections, estimates or budgets for the Companies or their businesses (including the Projects and the Expansions) or (B) any materials, documents or information relating to any of the Companies made available to the Buyer or its Representatives in the Electronic Data Room or any information memorandum, management presentation, question and answer session, oral, written, or electronic response to any information request provided to the Buyer, or otherwise, except as expressly included in a representation or warranty set forth in Sections 3, 4, and 5.

(E) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3, 4, AND 5, THE BUYER ACKNOWLEDGES AND AGREES THAT THE INTERESTS, THE COMPANIES, THE ASSETS, AND THE PROJECTS ARE SOLD “AS IS, WHERE IS” ON THE CLOSING DATE.

9.8 Purchase for Investment.  The Buyer acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The Buyer is not an “underwriter” (as such term is defined in the Securities Act), and is purchasing the Interests solely for investment with no present intention to distribute any of the Interests to any Person, and the Buyer shall not sell or otherwise dispose of any of the Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act, and the rules and regulations thereunder, and any applicable state securities laws. The Buyer is an “accredited investor” as defined under Regulation D promulgated under the Securities Act. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Interests. The Buyer confirms that it can bear the economic risk of its investment in the Interests and can afford to lose its entire investment in the Interests, has been furnished any and all materials relating to its purchase of the Interests that it has requested, and the Sellers have provided the Buyer with the opportunity to ask questions of the officers of the Sellers and to acquire additional information about the business and financial condition of the Companies.

10 Conditions Precedent.

10.1 Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) Representations and Warranties of the Sellers.  The representations and warranties of the Sellers set forth in Sections 3, 4, and 5 that are: (i) qualified by materiality or Material Adverse Effect shall be true and correct in all respects; or (ii) not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, except that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 5.1, and 5.2 shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time, except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date.

(b) Performance by the Sellers.  Each of the Sellers shall have performed and complied in all material respects with all of the covenants, agreements, and obligations contained herein required to be performed by or complied with by it at or before the Closing.

(c) Regulatory Compliance.  Orders under Section 203 of the Federal Power Act shall have been issued by FERC in a form reasonably acceptable to the Buyer in connection with this Agreement and the transactions contemplated by this Agreement with respect to each of the applications set forth on Schedule 10.1(c) and filed as contemplated hereunder.

(d) Consents.  (i) All consents, permits, approvals, or authorizations of or filings with any third party or any Governmental Authority that are (A) necessary for the consummation of the Transactions contemplated by this Agreement, (B) necessary for Buyer to operate the Olinda Companies and Providence Companies as operated by Sellers as of the date hereof, (C) necessary to obtain as of the Closing in order to achieve the timely construction of each of the Expansions in accordance with the construction schedules and timelines contemplated by each of the EPC Contracts (attached to Section 10.1(i)(f) of the Disclosure Schedules), and (D) necessary to obtain in the ordinary course after Closing to achieve the timely construction of each of the Expansions in accordance with the construction schedules and timelines contemplated by each of the EPC Contracts (attached to Section 10.1(i)(f) of the Disclosure Schedules) shall in the case of clauses (i)(A), (B) and (C) each have been obtained or waived by Buyer in writing, and (ii) in the case of clause (i)(D), no event shall have occurred which would prevent or otherwise delay the issuance of any such consents, permits, approvals, or authorizations of or filings with any third party or any Governmental Authority contemplated to occur following the Closing which would reasonably be expected to prevent (or otherwise delay) or increase the cost to Buyer of construction of the Expansions in accordance with the construction costs, schedules and timelines contemplated by each of the EPC Contracts (attached to Section 10.1(i)(f) of the Disclosure Schedules).

(e) Shareholder Approvals.  Each of the Shareholder Approvals shall have been obtained.

(f) No Injunction, Law or Order.  There shall not be any: (i) injunction in effect; (ii) Law enacted after the date hereof; or (iii) order issued by a court of competent jurisdiction or other Governmental Authority, which in any such case enjoins, prohibits, or restrains the consummation of the transactions contemplated by this Agreement.

(g) No Material Adverse Effect.  Since December 31, 2009, there shall have been no fact, event, change, development, circumstance, or effect that, individually or in the aggregate with other facts, events, changes, developments, circumstances, or effects, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Financing.

(i) Each of the conditions precedent to closing set forth in Section 50 of the Debt Term Sheet, and each of the conditions precedent to closing set forth in the definitive financing documents for the financing contemplated by the Debt Term Sheet (in which case the conditions precedent to closing in such definitive documents shall supersede the conditions precedent to closing set forth in the Debt Term Sheet) shall have been satisfied (in Buyer’s sole determination) or waived.

(ii) Buyer shall have obtained debt financing for the Projects and the Expansions on terms no less favorable to Buyer than those set forth in the Debt Term Sheet, including with respect to each of the facilities specified therein (such facilities consisting of the senior construction term facility, the senior cash grant bridge facility and the senior working capital facility) and Buyer shall have received written evidence from its lenders that as of the closing of the transactions contemplated by this Agreement on the Closing Date the lenders are not aware of any fact, event or circumstance that would reasonably be expected to result in a breach of the debt financing arrangements or prevent, delay or impair Buyer from receiving the maximum amount of debt proceeds contemplated by such debt arrangements (including timely receipt of all of the advances under the facilities) (without the need for any waiver by the lenders of any breach of the debt financing arrangements or any condition precedent to Buyer’s receipt of proceeds under those arrangements).

(i) Other Conditions.  The conditions set forth in Section 10.1(i) of the Disclosure Schedules shall have been satisfied.

The Buyer may waive any condition specified in this Section 10.1 by executing a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

For purposes of determining whether the conditions to the obligations of the Buyer set forth in (i) Section 10.1(i)(c) of the Disclosure Schedules (Interconnection Agreements) have been satisfied with respect to the estimated costs for the installation of interconnection facilities, (ii) Section 10.1(i)(f) of the Disclosure Schedules (Engineering, Procurement and Construction Arrangement) have been satisfied with respect to the costs to be incurred for the installation of the Expansions, (iii) Section 10.1(i)(h) of the Disclosure Schedules (ARRA Grants) have been satisfied with respect to the amount of the ARRA Grants to be received, (iv) Section 10.1(i)(i) of the Disclosure Schedules (Treasury Grants) have been satisfied with respect to the amount of the Treasury Grants to be received, (v) Section 10.1(i)(k) of the Disclosure Schedules (Water and Sewer Agreements) have been satisfied with respect to the costs of such services, and (vi) Section 10.1(i)(l) of the Disclosure Schedules (RIRRC Arrangement) have been satisfied with respect to the amount of the commitments, security and other credit support contemplated to be provided by RIRRC under the terms of the RIRRC Contract, the Parties shall consider each of such conditions specifically referenced in clauses (i) through (vi) above to have been satisfied if the actual costs incurred or to be incurred, grants received or to be received, and commitments, security and other credit support (as applicable) provided or to be provided under such arrangements to Buyer (when finalized, if not final as of the date of this Agreement) are no less favorable to Buyer in the aggregate than the estimated costs to be incurred, grants to be received, and commitments, security and other credit support to be provided to Buyer in the aggregate as set forth in the conditions referenced in clauses (i) through (vi) above. It being understood that any such condition may remain unsatisfied if other provisions of such condition not specifically deemed to be satisfied in accordance with the terms of this paragraph fail to be met.

10.2 Conditions to Obligation of the Sellers.  The obligation of each Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) Representations and Warranties of the Buyer.  The representations and warranties of the Buyer set forth in Section 7 that are: (i) qualified by materiality or Material Adverse Effect shall be true and correct in all respects, or (ii) not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, except that the representations and warranties in Sections 7.1, 7.2 and 7.3 shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time, except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date and except as affected by actions taken after the date hereof with the consent of any of the Sellers or the Sellers’ Representative.

(b) Performance by the Buyer.  The Buyer shall have performed and complied in all material respects with all of the covenants, agreements, and obligations contained herein required to be performed or complied with by it at or before the Closing.

(c) Regulatory Compliance.  Orders under Section 203 of the Federal Power Act shall have been issued by FERC in a form reasonably acceptable to the Sellers in connection with this Agreement and the transactions contemplated by this Agreement with respect to each of the applications filed as contemplated hereunder.

(d) Consents.  All governmental and third party approvals, permits, and consents set forth in Section 10.2(d) of the Disclosure Schedules shall have been obtained or waived.

(e) Shareholder Approvals.  Each of the Shareholder Approvals shall have been obtained.

(f) No Injunction.  There shall not be any: (i) injunction in effect; (ii) Law enacted after the date hereof; or (iii) order issued by a court of competent jurisdiction or other Governmental Authority, which in any such case enjoins, prohibits, or restrains the consummation of the transactions contemplated by this Agreement.

(g) Transaction Agreements in Effect.  The Transaction Agreements shall be, or have been, duly executed by all parties thereto and shall be in full force and effect.

(h) Buyer’s Closing Deliveries.  The Buyer shall have paid the Purchase Price required to be made by the Buyer pursuant to Section 2.1(b)(ii) and shall have delivered the following documents, each duly executed by the Buyer where applicable, to the Sellers:

(i) a Transfer and Assignment Agreement for the Interests being sold by such Seller hereunder; and

(ii) a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer, certifying that the conditions specified in Sections 10.2(a) and 10.2(b) have been satisfied.

(i) Other Sellers.  All conditions in this Section 10.2 shall have been satisfied or waived with respect to all of the other Sellers by the Sellers’ Representative.

A Seller may waive any condition specified in this Section 10.2 by executing a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

11 Taxes.

11.1 Liability for Taxes.

(a) Trust I shall indemnify Buyer, the Olinda Companies, and the Providence Companies, and hold them harmless from and against (without duplication, and only to the extent reserves therefore have not otherwise reduced the Purchase Price through their inclusion as a Current Liability in the determination of Closing Date Working Capital of the Olinda Company Group), any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Olinda Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Olinda Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation and (iii) any and all Taxes of any Person (other than the Olinda Companies) imposed on the Olinda Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before Closing.

(b) Each Providence Seller shall severally (not jointly and not joint and severally) indemnify Buyer, the Olinda Companies, and the Providence Companies, and hold them harmless from and against (without duplication, and only to the extent reserves therefore have not otherwise reduced the Purchase Price through their inclusion as a Current Liability in the determination of Closing Date Working Capital of the Providence

Company Group) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Providence Companies for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Providence Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes any Person (other than the Providence Companies) imposed on the Providence Companies as a transferee or successor, by contract or pursuant to any law or resolution, which Taxes relate to an event or transaction occurring before Closing.

(c) In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Olinda Companies or the Providence Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Olinda Companies or the Providence Companies holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Olinda Companies and the Providence Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any Taxes not attributable to the Pre-Closing Tax Period shall constitute “Post-Closing Tax Period Taxes.”

(d) The Buyer shall be responsible for and shall pay or reimburse the Sellers for the Post-Closing Tax Period Taxes.

(e) Trust I shall cause Brea Parent and the Providence Sellers shall cause RILG, to prepare and timely file, or cause to be prepared and timely filed, the final federal, state or local income Tax Return of the applicable Company for any taxable period ending on the Closing Date. The Buyer shall prepare and timely file or shall cause to be prepared and timely filed by the Companies all other Tax Returns that are required to be filed by or with respect to the Companies or in respect to their respective business, assets or operations and shall be responsible for all taxes due in respect of such Tax Returns.

(f) The Buyer and each of the Sellers agree to cooperate and share, before, at and after the Closing, all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or proceeding relating to any proposed adjustment. The Buyer and each of the Sellers agree to retain or cause to be retained all Tax Returns and books and records pertinent to the Companies and the Interests until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, the Buyer, on the one hand, and each of the Sellers, on the other hand, shall give each other reasonable notice prior to transferring, discarding or destroying any such Tax Returns and books and records relating to Tax matters, and shall allow each other upon request to take possession of such Tax Returns, and books and records at the requesting Party’s expense. The Buyer, on the one hand, and each of the Sellers, on the other hand, shall cooperate with each other in the conduct of any audit or other proceedings involving any of the Companies or any of the Interests for any Tax purpose. The Sellers shall have the sole right to represent the Companies’ interests in any audit or examination by any Governmental Authority (“Tax Audit”) to the extent that such Tax Audit relates to U.S. federal, state or local income Taxes with respect to taxable periods ending on or before the Closing and to employ counsel of their choice at their expense. At the request of any Seller with respect to a Company sold by it hereunder, or of the Sellers’ Representative, the Buyer shall cause such Company to make or join with such Seller in making elections with respect to its Tax Returns for periods ending on or before the Closing; provided, however, that the making of such election does not have a Material Adverse Effect in relation to the Companies taken as a whole for any post-Closing Tax period.

(g) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the ‘‘Transfer Taxes”), resulting from the transfer of the Interests pursuant to this Agreement shall be borne by the Buyer.

(h) The Parties agree that the Purchase Price and any other relevant items shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Within sixty days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative an allocation schedule allocating the Purchase Price and any such other relevant items among the Assets (the “Allocation Schedule”). The Allocation Schedule shall be final and binding on the Parties unless, within thirty days after delivery thereof to the Sellers’ Representative, the Sellers’ Representative delivers a written notice to the Buyer of its objections to the Allocation Schedule, in which case the Buyer and the Sellers’ Representative shall attempt in good faith to resolve such dispute between them. If the Buyer and the Sellers’ Representative are unable to resolve such dispute within thirty days thereafter, then the Buyer and the Sellers’ Representative shall submit all such disputed items for resolution to the Accountants, whose decision shall be final and binding upon all Parties. The fees of the Accountants shall be shared equally by the Buyer, on the one hand, and the Sellers, on the other hand. The Buyer and each of the Sellers shall (i) be bound by the Allocation Schedule (as adjusted) for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with the Allocation Schedule, and (iii) take no position inconsistent with the Allocation Schedule on any Tax Return or in any proceeding before any taxing authority; provided, however, that nothing contained herein shall prevent the Buyer and the Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and neither the Buyer nor any Seller shall be required to litigate before any court, any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation Schedule. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the draft Allocation Schedule and the final Allocation Schedule shall be consistent with the allocation of the Purchase Price among the Interests as set forth in Section 2.1 hereto and provide that: (i) an amount of the Purchase Price that is allocated to the unrealized receivables of the Companies shall not exceed the face value of such unrealized receivables as of the Closing Date and (ii) an amount of the Purchase Price that is allocated to the inventory of the Companies shall not exceed the book value of such inventory as of the Closing Date.

(i) All Production Tax Credits accruing with respect to a Company under Section 45 of the Code on or prior to the Closing Date shall be allocated to and for the benefit of the Seller or Sellers of such Company, and all Production Tax Credits accruing after the Closing Date shall be allocated to and for the benefit of the Buyer.

12 Survival; Obligations of Sellers; Indemnification; Remedies.

12.1 Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties in this Agreement (including the Schedules and Exhibits hereto), and the covenants and agreements in this Agreement and the Employee Transfer Agreement contemplating performance prior to the Closing, shall survive the Closing for nine (9) months. Covenants and agreements in this Agreement (including the Schedules and Exhibits hereto) and in the Employee Transfer Agreement, that contemplate performance following the Closing shall survive the Closing in accordance with their terms; provided that any representation, warranty or covenant in respect of which indemnity may be sought hereunder, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 (but only with respect to the particular claim for which notice has been given) if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when Losses in respect thereof may actually be incurred). The representations and warranties set forth in this Agreement (including the Exhibits and Schedules hereto) shall survive for the applicable periods set forth in this Section 12.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the Knowledge of any Party’s officers, directors, stockholders, employees or agents or the acceptance by any Party of any certificate or opinion hereunder.

12.2 Indemnity.

(a) Indemnification by Trust I.  Subject to Section 12.2(c) and 12.3, following the Closing, Trust I agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Trust I of any representation or warranty made by Trust I in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates furnished by Trust I pursuant to this Agreement (determined without regard to any Material Adverse Effect or other materiality qualifiers contained therein); (ii) any breach of any covenant or agreement by Trust I under this Agreement or any of the Schedules and Exhibits attached hereto, or in any of the certificates furnished by Trust I pursuant to this Agreement; (iii) any Indebtedness or Selling Expenses of Trust I; or (iv) any of the matters relating to the Employee Transfer Agreement set forth on Section 12.2(a) of the Disclosure Schedules (to the extent such matters are not otherwise the subject of representations or warranties contained in the third sentence of Section 4.9(a) or the second sentence of Section 4.9(b), in which case they will be covered by Section 12.2(a)(i) above and will be subject to the Olinda Deductible).

(b) Indemnification by Providence Sellers.  Subject to Section 12.2(c) and 12.3, following the Closing, each Providence Seller agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by such Providence Seller of any representation or warranty made by such Providence Seller in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates furnished by such Providence Seller pursuant to this Agreement (determined without regard to any Material Adverse Effect or other materiality qualifiers contained therein); (ii) any breach of any covenant or agreement by such Providence Seller under this Agreement or any of the Schedules and Exhibits attached hereto, or in any of the certificates furnished by such Providence Seller pursuant to this Agreement; (iii) any Indebtedness or Selling Expenses of such Providence Seller; or (iv) any of the matters relating to the Employee Transfer Agreement set forth on Section 12.2(b) of the Disclosure Schedules (to the extent such matters are not otherwise the subject of representations or warranties contained in the third sentence of Section 5.9(a) or the second sentence of Section 5.9(b), in which case they will be covered by Section 12.2(b)(i) above and will be subject to the Providence Deductible). The obligations of the Providence Sellers under this Section 12.2(b) are several obligations, and not joint obligations, and not joint and several obligations.

(c) Monetary Limitations on Indemnification by Trust I and Providence Sellers.  Trust I shall not have any liability under Section 12.2(a)(i) above (other than with respect to Trust I’s representations and warranties under Sections 3 (including each of its subsections), 4.1, 4.2, and 4.14 (collectively, the “Olinda Specified Representations and Warranties”)), unless the aggregate amount of all Losses relating thereto for which all Trust I would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to Two Hundred Thousand Dollars ($200,000) (the “Olinda Deductible”), and then Trust I shall be liable only for all such Losses in excess of the Olinda Deductible; provided further that Trust I’s aggregate liability under Section 12.2(a)(i) (other than with respect to the Olinda Specified Representations and Warranties) and Section 12.2(a)(iv), shall in no event exceed the amount of , and Buyer shall have no source of indemnification payments for claims against Trust I other than, the Olinda Indemnity Holdback (with it being understood, however, that nothing in this Agreement (including this Section 12.2(c)) shall limit or restrict any of the Buyer Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud). No Providence Seller shall have any liability under 12.2(b)(i) above (other than with respect to such Providence Seller’s representations and warranties under Sections 3 (including each of its subsections), 5.1, 5.2, and 5.14 (collectively, the “Providence Specified Representations and Warranties”)), unless the aggregate amount of all Losses relating thereto for which all or any of the Providence Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Providence Deductible”), and then such Providence Seller shall be liable only for all such Losses in excess of the Providence Deductible; provided further that the Providence Sellers’ aggregate liability under Section 12.2(b)(i) (other than with respect to Providence Specified Representations and Warranties) and Section 12.2(b)(iv) shall in no event exceed the amount of, and Buyer shall have no source of indemnification payments for claims against the Providence Sellers other than, the Providence Indemnity Holdback (with it being understood, however, that nothing in this Agreement (including this Section 12.2(c)) shall limit or restrict any of the Buyer Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud); provided further no claim shall be made by the Buyer Parties under Section 12.2(a)(i) or 12.2(b)(i), or count towards the Deductible, unless such claim is for an amount greater than Five Thousand Dollars ($5,000)).

(d) Indemnification by Buyer.  Subject to Section 12.3, following the Closing, the Buyer shall indemnify, defend, and hold harmless each Seller, its Affiliates, its and their successors and permitted assigns, and all of their respective shareholders, trustees, directors, managers, members, officers, employees, agents, and representatives (collectively, the “Seller Indemnified Parties”) from and against all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, claims, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, ‘‘Losses”) incurred or sustained by any Seller Indemnified Party as a result of (i) any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates furnished by Buyer pursuant to this Agreement (determined without regard to any Material Adverse Effect or other materiality qualifiers contained therein), or (ii) any breach of any covenant or agreement by the Buyer under this Agreement or any of the Schedules and Exhibits attached hereto, or in any of the certificates furnished by the Buyer pursuant to this Agreement.

12.3 Limitations on Liability.

(a) Any calculation of a Loss under this Section 12 shall, in each case, give full effect to any and all insurance proceeds actually received (net of any increase in premiums payable or taxes payable as a result of the receipt of such proceeds) to the applicable indemnified party in respect of such Loss.

(b) Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated by this Agreement shall use commercially reasonable efforts to mitigate any Losses incurred or sustained by such indemnified party upon becoming aware of any event that would reasonably be expected to give rise thereto.

(c) Notwithstanding anything herein to the contrary, in no event shall the liability of (i) Trust I for indemnification hereunder for breach of any or all representations or warranties exceed, in the aggregate, the Olinda Purchase Price, or (ii) the Providence Sellers for indemnification hereunder for breach of any or all representations or warranties exceed, in the aggregate, the Providence Purchase Price.

(d) Notwithstanding anything herein to the contrary, in no event (whether or not this Agreement has been terminated) shall Buyer, the Buyer Parties (including, without limitation, the Sponsors and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents) either individually or in the aggregate, be subject to any liability in excess of the Purchase Price in the aggregate for all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Buyer of any representations, warranties, covenants or agreements contained in this Agreement. The Sellers understand and acknowledge that their sole remedy against Buyer for breaches of this Agreement shall be money damages (as opposed to specific performance) subject to the limitations set forth herein.

(e) Notwithstanding anything herein to the contrary, in no event shall a breach of the representations and warranties contained in Section 3.6 hereof give rise to any obligation on the part of any Seller to indemnify a Buyer Party except to reimburse such Buyer Party for any Losses suffered by such Buyer Party as a result of a Third Party Claim arising from such breach.

12.4 Indemnification Procedures.

(a) Third Party Claims.  Any person making a claim for indemnification under this Article XII (an “Indemnitee”) shall promptly notify the indemnifying Party (an ‘‘Indemnitor”) in writing of a third party claim or the commencement of any action by any third party (a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that no delay on the part of such Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually materially prejudiced by such delay. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and to settle or compromise such claim or action, so long as (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or arise in connection with any criminal or quasi-criminal proceeding, (ii) an adverse judgment with respect to the Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to, or otherwise be detrimental to, the continuing business interests, reputation or future business prospects of the Indemnitee, (iii) the Indemnitee has not been advised by counsel that a reasonable likelihood exists of a conflict of interest between Indemnitor and Indemnitee, (iv) the Indemnitee does not reasonably believe that the Loss relating to the Third Party Claim could exceed the maximum amount that such Indemnitee could then be entitled to recover from the Sellers or the Companies under the applicable provisions of this Article XII, and (v) the Indemnitor conducts the defense of the Third Party Claim actively and diligently; provided, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (i) written agreement is obtained expressly and unconditionally releasing the Indemnitee from all liability thereunder, and (ii) pursuant to or as a result of such judgment or settlement, no injunctive or other equitable relief will be imposed against the Indemnitee; provided, further, that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 12.4 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnitee shall have the right to employ counsel, and the fees and expenses of such separate counsel shall be paid by the Indemnitor, if either (A) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have a material adverse effect on such Indemnitee or (B) the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor. If the Indemnitor does not elect to assume the defense of such Third Party Claim within thirty days of receipt of the Indemnitee’s notice of such Third Party Claim, or is not entitled to assume the defense under this Section 12.4, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under Section 12.4, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third Party Claim.

(b) Other Claims.  Promptly after an Indemnitee incurs or sustains any Loss not involving a Third Party Claim, such Indemnitee shall deliver notice of such Loss to the Indemnitor, specifying with reasonable detail the amount of such Loss, and a description in reasonable detail of the facts giving rise to such Loss to the extent then known to such Indemnitee; provided that no delay on the part of such Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually materially prejudiced by such delay.

(c) Sellers’ Representative Acts for the Sellers.  Notices required to be given to any Seller Indemnified Party pursuant to this Section 12 may be given to, and actions, elections and consents permitted by this Section 12 to be taken, made, or given by any Seller Indemnified Party may be taken, made, or given by, the Sellers’ Representative.

12.5 Remedies Exclusive.  The remedies provided for in Section 11 and this Section 12 shall constitute the sole and exclusive remedy among the parties hereto for any post-Closing claims made for breach of this

Agreement or any of the Schedules or Exhibits attached hereto or in any certificates or other instruments or documents furnished by any party pursuant to this Agreement, except in the case of fraud.

12.6 Manner of Payment.  Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Indemnified Parties shall be effected by wire transfer of immediately available funds from the applicable Seller or Sellers, or the Buyer, as the case may be, to an account designated by the applicable Buyer Party or Seller Indemnified Party, as the case may be, within fifteen (15) Business Days after the determination thereof. Any such indemnification payments shall include interest at the Interest Rate calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the date any such Loss is suffered or sustained to the date of payment. Buyer must recover any amounts owing to it pursuant to Section 11 or this Section 12 by first retaining an amount equal to what it is owed from the applicable Indemnity Holdback, and then, subject to Section 12.3(c), making a claim directly against the Sellers (as applicable). All indemnification payments shall be deemed adjustments to the Olinda Purchase Price or Providence Purchase Price, as applicable. Buyer shall release and pay to the Sellers’ Representative, for the benefit of the Sellers, any amounts not the subject of a dispute that remain in the applicable Indemnity Holdback within ten (10) Business Days following the date that is nine (9) months after the Closing Date. Any amounts that are the subject of a dispute will be retained by Buyer until such dispute is finally resolved and then Buyer shall either retain such funds or pay such funds to the Sellers’ Representative for the benefit of the Sellers in accordance with the resolution of such dispute.

13 Termination.

13.1 Termination of Agreement.  This Agreement constitutes the binding and irrevocable agreement of the Parties and may only be terminated as follows:

(a) the Sellers’ Representative (on behalf of the Sellers) and the Buyer may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) either the Buyer or the Sellers’ Representative (on behalf of the Sellers) may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if any of the following has occurred: (i) (A) the other Party has breached any of its covenants or agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 10.1(b) (with respect to Seller breaches) and 10.2(b) (with respect to Buyer breaches) would not be satisfied or (B) there exists a breach of or an inaccuracy in any of the representations and warranties of the other Party contained in this Agreement such that the closing condition set forth in Section 10.1(a) (with respect to Seller breaches) and 10.2(a) (with respect to Buyer breaches) would not be satisfied and in the case of clause (A) or clause (B), such breach is incapable of being cured, or if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date and (y) 30 days after notice of the breach is provided to the breaching Party; (ii) the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Section 10.1 or Section 10.2, unless the failure results primarily from the Party seeking to terminate this Agreement itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligation contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment, or decree permanently restraining, enjoining, or otherwise prohibiting the Closing, which order, judgment, or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety days of the issuance thereof; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 13.1(b) shall have used commercially reasonable efforts to prevent the entry of and to remove such order, judgment or decree; or (iv) any Law shall have been enacted by any Governmental Authority that, directly or indirectly, enjoins, prohibits, or restrains the consummation of the transactions contemplated hereby;

(c) by Buyer if: (i) RRP has failed to include the Olinda Recommendation in the Consent Statement to be delivered to Trust I shareholders, or withdraws, modifies, or changes such recommendation at any time, or RRP has failed to include the Providence Recommendation in any Consent Statement to be delivered to the shareholders of Trust I, Trust III, Trust IV or B Fund, or withdraws, modifies or changes such recommendation at any time, or (ii) RRP approves, recommends or adopts an Alternative

Transaction or approves or recommends that holders of shares of the applicable Seller tender their shares in any tender offer or exchange offer that is an Alternative Transaction;

(d) the Sellers’ Representative (on behalf of the Sellers) may terminate this Agreement by written notice to the Buyer if, prior to obtaining all of the Shareholder Approvals, (i) any Seller receives a Superior Proposal, (ii) RRP, as the managing shareholder of the Trusts, determines, in good faith (after consultation with outside legal counsel), that the failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to the shareholders of the applicable Trusts under the governing Trust documents and applicable Law, (iii) the Sellers and the Companies have complied in all respects with Section 8.8, and (iv) the Sellers pay the Termination Fee in accordance with Section 13.2(c);

(e) either Buyer or the Sellers’ Representative (on behalf of the Sellers) may terminate this Agreement if any of the Shareholder Approvals are not obtained by a Seller within thirty (30) days after such Seller sends a Consent Solicitations to its shareholders; and

(f) by Buyer, if the Sellers’ Representative has failed to mail or cause to be mailed the Consent Statements in the time period required by Section 8.2(b) or in the event that RRP has made a Financing Delay Determination and such delay has not been eliminated within the time period specified in Section 8.11(c); and

(g) by Buyer if the sum of the Olinda Swap Rate Adjustment and the Providence Swap Rate Adjustment would result in a decrease in Purchase Price by more than Five Million Dollars ($5,000,000) (in the absence of the proviso set forth in the second sentence of Section 2.9).

13.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 13.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Parties (except as otherwise expressly provided herein).

(b) Nothing in this Section 13 shall be deemed to impair the right of Buyer to compel specific performance by the Sellers of their obligations under this Agreement, or shall be deemed to release the Parties from any Liability, for any willful breach of this Agreement (including a breach of the terms and provisions of the Confidentiality Agreement incorporated by reference therein).

(c) If this Agreement is terminated pursuant to Section 13.1(d) then the Sellers shall pay to Buyer (or as directed by Buyer), (by wire transfer of immediately available funds) an amount equal to One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) (the “Termination Fee”); provided, however, that such termination shall not be effective until the Sellers pay the Termination Fee. If this Agreement is terminated pursuant to Section 13.1(c) then the Sellers shall pay to Buyer (or as directed by Buyer), (by wire transfer of immediately available funds), the Termination Fee as promptly as practicable (and in any event within two (2) Business Days following such termination). If this Agreement is terminated pursuant to Section 13.1(e), then, in the event that, within twelve (12) months of the termination of this Agreement, the Sellers or the Companies enter into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, then the Sellers and the Companies shall pay, or cause to be paid, to Buyer, by wire transfer of same day funds, the Termination Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Alternative Transaction. In addition, if this Agreement is terminated pursuant to Section 13.1(c), Section 13.1(d) or Section 13.1(e) , then the Sellers shall reimburse Buyer for the reasonable and documented out-of-pocket costs, fees and expenses incurred by Buyer (or its Affiliates) in connection with this Agreement and the Transactions contemplated hereby (the ‘‘Buyer Expenses”), upon presentation of written evidence that the Buyer Expenses have been paid by the Buyer, with such reimbursement payable by wire transfer of same day funds to Buyer (or as directed by Buyer) within two (2) Business Days following the date of such termination.

(d) The Sellers acknowledge that the agreements contained in this Section 13.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. If Sellers or the Companies fail to pay the Termination Fee or the Buyer Expenses when due, and, in order to obtain such payment Buyer (or its Affiliates) commences a suit which results in a judgment against the Sellers or the Companies for all or any portion of the Termination Fee or the Buyer Expenses, the Sellers shall pay to Buyer its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(e) If this Agreement is terminated because the Buyer’s proposed lenders will not fund the amounts contemplated by the financing arrangements set forth in the debt financing commitments referred to in Section 8.11(c) and as of the date of such indication the Conditions to the Obligations of Buyer set forth in Section 10.1 which are capable of satisfaction as of such date have been satisfied, then Buyer shall reimburse the Sellers for fifty percent (50%) of the reasonable documented out-of-pocket costs and expenses (i) which the Sellers (or any of them) have paid or are obligated to pay as of such termination date under the EPC Contracts, up to and including a maximum amount equal to Three Hundred Seventy Five Thousand Dollars ($375,000), and (ii) which the Sellers (or any of them) have paid or are obligated to pay to RIRRC under the RIRRC Contract, up to and including a maximum amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

(f) The provisions of Section 14 shall survive any such termination.

14 Miscellaneous.

14.1 Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without first affording the non-disclosing Parties reasonable opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its securities (in which case the disclosing Party shall use its reasonable efforts to provide the other Parties with reasonable opportunity to review in advance the disclosure).

14.2 No Third Party Beneficiaries.  Except as contemplated in Section 12 hereof, this Agreement shall not confer any rights or remedies upon any Person that is not a Party or a successor or permitted assign of a Party.

14.3 No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture, or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party. Except as otherwise expressly provided herein, no Party is or shall act as or be the agent or Representative of any other Party.

14.4 Entire Agreement.  This Agreement (including the Exhibits, Annexes and Disclosure Schedules hereto), together with the other Transaction Agreements, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the Confidentiality Agreement will remain in full force and effect pursuant to the terms thereof without regard to any provision of this Agreement.

14.5 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that any assignment or transfer, by operation of law or otherwise, by any Party shall require the prior written consent of the Buyer (in the case of an assignment or transfer by any Seller) or each of the Sellers (in the case of an assignment or transfer by the Buyer), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, further, that no such consent shall be required for Buyer to assign this Agreement to its Affiliates or lenders.

14.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

14.7 Headings; Interpretation.  The section headings contained in this Agreement are inserted for convenience only and shall not be deemed to alter or affect in any way the meaning or interpretation of this Agreement.

14.8 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given or made to a Party as follows: (i) upon confirmation of transmission if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (ii) or (iii); (ii) one Business Day following the date sent when sent by overnight delivery by a reputable overnight air courier; and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, and shall be given or made to the addresses set forth for such Party on Annex 11 hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

14.9 Governing Law.  This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

14.10 Consent to Jurisdiction; Venue; Service of Process.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the state of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 14.8. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law.

14.11 Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.11.

14.12 Amendments and Waivers.  This Agreement may be modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time prior to the Closing Date by the Party or Parties entitled to the benefits thereof. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.13 Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction or any other Governmental Authority to be invalid or unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.14 Expenses.

(a) Except as otherwise expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each of the Buyer and the Sellers shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by the relevant party.

(b) The Sellers and the Buyer shall each bear their own costs for the preparation of any filing under the Federal Power Act, except that any filing fees shall be paid equally by the Buyer, on the one hand, and the Sellers, on the other hand.

14.15 Construction.  Ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date hereof. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

14.16 Disclosure Schedules.  The disclosure of any matter in any Section of the Disclosure Schedules shall be deemed to be a disclosure for all purposes of this Agreement (including, without limitation, to qualify, limit, or supplement other representations and warranties contained in this Agreement) to the extent the nature of the matter disclosed on such Disclosure Schedules is apparent on its face to be applicable to such other Section of the Disclosure Schedules. The fact that any item of information is included in the Disclosure Schedules shall not be construed as an admission of liability under any applicable Law, or that such item or information is required to be disclosed in or by this Agreement or is material for purposes of this Agreement, or that the existence of such matter would if not disclosed constitute a breach or violation of this Agreement. Such item or information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality” or “Material Adverse Effect,” or any similar qualification in this Agreement.

14.17 Specific Performance.  Notwithstanding anything to the contrary set forth herein, the Sellers agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by them were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court provided for in Section 14.10 hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving actual damages or that no adequate remedy exists at law, and without the necessity of posting bond or other security. None of the Sellers’ Representative, the Sellers or their Affiliates or any Seller Indemnified Party shall be entitled to specific performance against Buyer or any Buyer Party (including the Sponsors).

14.18 Sellers’ Representative.  The Sellers, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint RRP as their agent and attorney-in-fact for all purposes of this Agreement, and consent to the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by such representative under this Agreement. The Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller shareholder. The power of attorney granted hereunder is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding and The Buyer shall be entitled to rely thereon without any investigation or inquiry. Any amounts received by the Sellers’ Representative after the Closing of the transactions contemplated by this Agreement for the benefit of the Providence Sellers, shall be distributed to the Providence Sellers in proportion to their respective percentage of outstanding membership interests of RILG set forth opposite such Providence Seller’s name on Annex 1 hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Interest Purchase Agreement as of the date first written above.

SELLERS:

RIDGEWOOD ELECTRIC POWER
TRUST I

By:	Ridgewood Renewable Power, LLC, as
Managing Shareholder

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RIDGEWOOD OLINDA, LLC

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RIDGEWOOD ELECTRIC POWER
TRUST III

By:	Ridgewood Renewable Power, LLC, as Managing Shareholder

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

[Signature Page to Interest Purchase Agreement — S-1]

RIDGEWOOD ELECTRIC POWER
TRUST IV

By:	Ridgewood Renewable Power, LLC, as Managing Shareholder

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RIDGEWOOD POWER
B FUND/PROVIDENCE EXPANSION

By:	Ridgewood Renewable Power, LLC, as Managing Shareholder

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RRP:

RIDGEWOOD RENEWABLE POWER,
LLC, solely in its capacity as Sellers’
Representative

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

BREA PARENT:

BREA PARENT 2007, LLC, solely with respect to
Section 8.8

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

[Signature Page to Interest Purchase Agreement — S-2]

RILG:

RHODE ISLAND LFG GENCO, LLC, solely with respect to Section 8.8

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RRP:

RIDGEWOOD RENEWABLE POWER, LLC, solely with respect to Section 8.8

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

RPMC:

RIDGEWOOD POWER MANAGEMENT LLC, solely with respect to Section 8.8

By:	/s/ Randall D. Holmes
Name: Randall D. Holmes

Title:	President and CEO

[Signature Page to Interest Purchase Agreement — S-3]

BUYER:

MIP II BIOPOWER LLC

By:  MIP II GREENPOWER LLC

Its:	Managing Member

By:	MACQUARIE INFRASTRUCTURE
PARTNERS II U.S., L.P.

Its:	Managing Member

By:	MACQUARIE INFRASTRUCTURE
PARTNERS II GP LLC

Its:	General Partner

By:	MACQUARIE INFRASTRUCTURE
PARTNERS INC.

Its:	Manager and Attorney-in-Fact

By:	/s/ Christopher Leslie
Name: Christopher Leslie

Title:	President

By:	/s/ Mark Wong
Name: Mark Wong

Title:	Treasurer

And

By:	MACQUARIE INFRASTRUCTURE
PARTNERS II INTERNATIONAL, L.P.

Its:	Managing Member

By:	MACQUARIE INFRASTRUCTURE
PARTNERS II GP LLC

Its:	General Partner

By:	MACQUARIE INFRASTRUCTURE
PARTNERS INC.

Its:	Manager and Attorney-in-Fact

By:	/s/ Christopher Leslie
Name: Christopher Leslie

Title:	President

By:	/s/ Mark Wong
Name: Mark Wong

Title:	Treasurer

[Signature Page to Interest Purchase Agreement — S-4]